As filed with the Securities and Exchange Commission on March 24, 2017

Commission File No.

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement under the Securities Act of 1933

BLUEHIVE, INC.

(Name of issuer in its charter)

Nevada	7382	30-0844306
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

Bluehive, Inc.

5502 Waterwind Cres

Mississauga, Ontario, Canada L5M 0G4

(647) 785 2600

(Address and telephone number of principal executive offices)

Corporation Service Company

2711 Centerville Rd., Suite 400

Wilmington, DE 19808

(302) 636-5400

(Name, address and phone number of agent for service)

Copies of communications to:

McMurdo Law Group, LLC, 28 West 44th Street, 16th Floor, New York, NY 10036, (917) 318-2865

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐		Accelerated Filer	☐
Non-accelerated Filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

Calculation of registration fee

Title of Each Class Of Securities To Be Registered	Amount To Be Registered		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $.001 par value per share	3,985,000	(1)	$0.01	$39,850	$4.62

(1) The 3,985,000 shares are being sold by 1814343 Ontario Inc., Muhammad Khurram Khalil, Saphena A. Lalani, Baber Zaheer Ahmed, Rizwana Waqar, Rehan Saeed, Abeer Zuberi, Ishrat Saeed, Mohammad Saeed, Bushra Alam, Husna Fareed, Bushra Fareed, Khalid Shoaeb, Sabrina Saddique, Uzma Nawaz Ch, Imran Riaz Ch, Usman Sikander, Jasbir Gill, Sandeep Gill, Miss Nicole Gill, Zoya Koroid, Sana Usman, Waqas Waqar, Aneela Husain, Nabeela Tariq, Salar Waqar, Zeeshan Saeed, Umar Warraich, Ahmed Waqar, Farhan Abbas and 2161462 ONTARIO INC., (the “Selling Shareholders”), who purchased the shares pursuant to subscription agreements, dated between November 14, 2015 and December 21, 2016.

(2) The price per share was agreed upon under the subscription agreements.

The registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The Registrant may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Selling Shareholder Preliminary Prospectus, Subject to completion March 24, 2017

BLUEHIVE, INC.

3,985,000 Shares of Common Stock

This prospectus relates to the resale of up to 3,985,000 shares of common stock, $.001 par value, of Bluehive, Inc., a Nevada corporation (the “Company” or “BLUEHIVE”), by 1814343 Ontario Inc., Muhammad Khurram Khalil, Saphena A. Lalani, Baber Zaheer Ahmed, Rizwana Waqar, Rehan Saeed, Abeer Zuberi, Ishrat Saeed, Mohammad Saeed, Bushra Alam, Husna Fareed, Bushra Fareed, Khalid Shoaeb, Sabrina Saddique, Uzma Nawaz Ch, Imran Riaz Ch, Usman Sikander, Jasbir Gill, Sandeep Gill, Miss Nicole Gill, Zoya Koroid, Sana Usman, Waqas Waqar, Aneela Husain, Nabeela Tariq, Salar Waqar, Zeeshan Saeed, Umar Warraich, Ahmed Waqar, Farhan Abbas, and 2161462 ONTARIO INC., (the “Selling Shareholders”), purchased by the Selling Shareholders pursuant to stock purchase agreements, dated executed between November 14, 2015 and December 21, 2016, all by and between the Company and the applicable Selling Shareholder.

The total amount of shares of common stock, which may be sold pursuant to this prospectus, would constitute approximately 53.13% of our issued and outstanding common stock as of February 3, 2017 if all of the shares had been sold by that date.

The Selling Shareholders are selling all of the shares of common stock offered by this prospectus. It is anticipated that the Selling Shareholders will sell these shares of common stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated. We will not receive any proceeds from the sale of shares by the Selling Shareholders.

Prior to this offering, there has been no public market for the Company’s common stock. No assurances can be given that a public market will develop following completion of this offering or that, if a market does develop, it will be sustained. The offering price for the Shares has been arbitrarily determined by the Company. The shares will become tradable on the effective date of the registration statement of which this prospectus is a part.

The Company is not a Blank Check company. Our business plan does not include engaging in a merger or acquisition with an unidentified company, companies, entity or person.

We are a “shell company” within the meaning of Rule 405, promulgated pursuant to Securities Act, of 1933 (the “Securities Act”) because we have nominal assets and nominal operations. Accordingly, the ability of holders of our common stock to re-sell their shares may be limited by applicable regulations.  For us to cease being a “shell company” we must have more than nominal operations and more that nominal assets or assets which do not consist solely of cash or cash equivalents.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision. The Company is not a blank check company because it has a specific business purpose and has no plans or intention to merge with an operating company. To our knowledge, none of the Company’s shareholders have plans to enter a change of control or change of management. None of our current management has previously been involved with a development stage company that did not implement its business plan, that generated no or minimal revenues or was engaged in a change of control.

The shares being offered are highly speculative and they involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 24, 2017

You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

PROSPECTUS SUMMARY

The information presented is a brief overview of the key aspects of the offering. The prospectus summary contains a summary of information contained elsewhere in this prospectus. You should carefully read all information in the prospectus, including the financial statements and the notes to the financial statements under the Financial Statements section beginning on page F-1 prior to making an investment decision.

General Information about our Company

Bluehive, Inc. (“Bluehive”, or the “Company”) was incorporated under the laws of the State of Nevada on October 13, 2014. Bluehive is a developmental stage corporation formed to provide security management Technologies Company based at Toronto Canada. The major product lines the Company offers are CCTV, surveillance, control rooms, access controls, and fire and intrusion detection systems. Bluehive will serve the customers with solutions based on the latest technology tailored to their needs. Bluehive will provide solutions to a diverse range of business segments ranging from large multinational organizations to small and medium size businesses.

Bluehive is currently an “emerging growth company” under the JOBS Act. A company loses its “emerging growth company” status on (i) the last day of the fiscal year during which it had total annual gross revenues of $1,000,000,000 or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) the date on which it has, during the previous 3-year period, issued more than $1,000,000,000 in non-convertible debt; or (iv) the date on which it is deemed to be a ‘large accelerated filer’, as defined in section 240.12b– 2 of title 17, Code of Federal Regulations, or any successor thereto. As an “emerging growth company,” Bluehive is exempt from certain obligations of the Exchange Act including those found in Section 14A(a) and (b) related to shareholder approval of executive compensation and golden parachute compensation. Furthermore, Section 103 of the JOBS Act provides that as an “emerging growth company”, Bluehive is not required to comply with the requirement to provide an auditor’s attestation of ICFR under Section 404(b) of the Sarbanes-Oxley Act for as long as Bluehive qualifies as an “emerging growth company.” However, an “emerging growth company” is not exempt from the requirement to perform management’s assessment of internal control over financial reporting.

The Company was incorporated in October 2014, and did not have significant operations until mid-2016. Bluehive Inc, has undertaken numerous CCTV, Access Control and Automation projects. The projects include installations at private properties as well as commercial, government and corporate sites. Since September 30, 2016 the Company has $25,059.55 in sales. The Company was able to partner with ADI Global, one of the largest supplier in North America that has hundreds of worldwide brands under the same umbrella, in order to facilitate solution and service providers. The Company is currently negotiating with companies like ZKTeco to become their system integrator and business partners for the region.

Our founder and sole officer and director, Mr. Tariq Nawaz. He has over 10 years’ experience of managing the security system in Pakistan. Now he is in Canada and has launched Bluehive in Toronto and plans to open another in Dallas. Mr. Tariq Nawaz has strong working relationships with UTC, ZKT ECO, MERCURY, LENEL, CHUB, KIDDE, BRICKCOM, HID etc.

We are a “shell company” within the meaning of Rule 405, promulgated pursuant to Securities Act, because we have nominal assets and nominal operations. Accordingly, the securities sold in this offering can only be resold through registration under Section 5 the Securities Act, Section 4(1), if available, for non-affiliates or by meeting the conditions of Rule 144(i), which will potentially reduce liquidity of our securities. For us to cease being a “shell company” we must have more than nominal operations and more that nominal assets or assets which do not consist solely of cash or cash equivalents.

Our independent registered public accountant has issued an audit opinion for Bluehive which includes a statement expressing substantial doubt as to our ability to continue as a going concern. If we are unable to obtain additional working capital our business may fail. We currently use approximately $350 per month in our operations. At this rate we estimate our present cash will fund Bluehive for the next 2 months. We require additional capital in order to continue and advance our business plan. Currently, we rely on the initial funding provided by our founder, from investments from 31 current shareholders and sales of our products and services to meet the ongoing expenses of operating the business. We believe that we will need a minimum of $1.4 million in capital, including the capital raised in this offering, in order to maintain our current and planned operations through the next twelve months. They are estimates only and derived from research and marketing data accumulated by our sole officer and director. We anticipate to $25,000 in in offering expenses, $20,000 in SEC reporting and compliance, $200,000 in advertising and marketing, $200,000 office setup costs, $80,000 Purchase of fixed assets, $140,000 in operating and equipment, $450,000 purchase of inventory, $ 230,000 startup staff salaries, $ 100,000 Cash and cash equivalent Assets, and $30,000 to maintain our other preliminary functions over the next twelve months. We intend to raise the capital through the sale of shares of our common stock and/or through the sale of our products and services. We cannot guarantee that we will be able to obtain the necessary capital.

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The Terms of the Offering

Securities Being Offered Minimum Securities Being Offered:	Up to 3,985,000 Shares of common stock. There is no minimum number of shares that need to be purchased for the Offering to be consummated.

Initial Offering Price:	We will sell our shares at a fixed price of .001 per share. This price was determined arbitrarily by us.

Compensation:	No compensation will be paid to the officer and director in connection with the sale of the shares.

Termination of Offering:	The offering will conclude when all of the 3,985,000 shares of common stock have been sold or 180 days from the date of this prospectus, whichever occurs earlier. We may decide to terminate the offering for no reason whatsoever at the discretion of our management team.

Risk Factors:	The securities offered hereby involve a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

Common Stock Issued And Outstanding Before Offering:	7,485,000 shares of our common stock are issued and outstanding as of the date of this Prospectus.

Common Stock Issued And Outstanding After Offering:	7,485,000 shares of common stock

Use of Proceeds:	We will not receive any proceeds from the sale of the common stock by the Selling Shareholders. However, we did receive proceeds from the sale of our common stock to the Issuance Selling Shareholders and the Selling Shareholders. The proceeds were used to purchase for working capital and general corporate purposes. See “Use of Proceeds.”

Financial Summary

As a “smaller reporting company,” we are not required to provide the information in this Item.

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RISK FACTORS

An investment in our securities is highly speculative and subject to numerous and substantial risks. These risks are set forth below. You should not invest in the Company unless you can afford to lose your entire investment. Readers are encouraged to review these risks carefully before making any investment decision.

Risks Relating to Bluehive, Inc.

Market is already tending towards intense competition of security providers.

The existing companies in our industry may also offer the same services as us at lower prices to our targeted market. If this situation prevails it may lead to our inability to continue operations

The security & surveillance market of USA and Canada has been growing steadily in the past few years. This growth, however, may not continue, thereby reducing the sale may leads to loss or failure of business.

If the security and surveillance market does not continue to grow at its current pace, we may not be able to grow our business and succeed with our business plan.

Our Executive Officer and Director does not have any Prior Experience Conducting a Best-Effort Offering or Managing a Public Company

Our sole executive officer and director does not have any experience conducting a best-effort offering, or managing a public company. Consequently, we may not be able to raise any funds or run our public company successfully. If we are not able to raise sufficient funds, we may not be able to fund our operations as planned, and our business will suffer and your investment may be materially adversely affected. Also, our executive’s officer’s and director’s lack of experience of managing a public company could cause you to lose some or all of your investment.

Uncertainty as a Going Concern

Our future existence remains uncertain and the report of our independent auditors on our financial statements for the period ended September 30, 2016 includes an explanatory paragraph relating to our ability to continue as a going concern. From inception, we have generated limited revenues, have suffered losses from operations and require additional financing. The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations arising from normal business operations. There can be no assurance that Bluehive will be able to attain profitable operations or raise the additional funding needed to fully implement our business plan.

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Because We Are A Shell Company, You Will Not Be Able To Resell Your Shares In Certain Circumstances, Which Could Hinder The Resale Of Your Shares.

We are a “shell company” within the meaning of Rule 405, promulgated pursuant to Securities Act of 1933, as amended (the “Securities Act”), because we have nominal assets and nominal operations. Accordingly, the securities sold in this offering can only be resold through registration under Section 5 the Securities Act, Section 4(1), if available, for non-affiliates or by meeting the conditions of Rule 144(i), which will potentially reduce liquidity of our securities. Another implication of us being a shell company are enhanced reporting requirements imposed on shell companies and that we cannot file registration statements under Section 5 of the Securities Act using a Form S-8, a short form of registration to register securities issued to employees and consultants under an employee benefit plan. Additionally, though exemptions, such as Section 4(1) of the Securities Act may be available for non-affiliate holders our shares to resell their shares, because we are a shell company, a holder of our securities may not rely on the safe harbor from being deemed statutory underwriter under Section 2(11) of the Securities Act, as provided by Rule 144, to resell his or her securities. Only after we (i) are not a shell company, and (ii) have filed all reports and other materials required to be filed by section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that we may be required to file such reports and materials, other than Form 8-K reports); and have filed current “Form 10 information” with the SEC reflecting our status as an entity that is no longer a shell company for a period of not less than 12 months, can our securities be resold pursuant to Rule 144.  “Form 10 information” is, generally speaking, the same type of information as we are required to disclose in this prospectus, but without an offering of securities. These circumstances regarding how Rule 144 applies to shell companies may hinder your resale of your shares of the Company. Being a shell company will also negatively impact on our ability to attract additional capital through subsequent unregistered offerings.

Our Business Plan and Operational Structure May Change

As an emerging company, we continually analyze our business plan and operations in the light of current trends within the security management, market conditions and development. As a result of our ongoing analyses, we may decide to make substantial changes in our business plan and operations. In the future, as we continue our internal analyses and as market conditions and our available capital change, we may decide to make organizational changes and/or alter some or all of our overall business plan. Currently, the Company has no intention of changing its business model or operational structure.

Limited Capital and Need for Additional Financing

The funds currently available to us are inadequate to further our business plan for the next twelve months. Until we have achieved revenues sufficient for us to break-even, we will not be a self-sustaining entity, which could adversely impact our ability to be competitive in the surveillance and security space in which we propose to operate. We require additional funding for continued operations and will therefore be dependent upon our ability to raise additional funds through bank borrowing, equity or debt financing or asset sales. We expect to access the public and private equity and/or debt markets periodically to obtain the funds we need to support our operations and continued growth. There is no assurance that we will be able to raise sufficient funds in this offering or to obtain additional funding when needed, or that such funding, if available, can be obtained on terms acceptable to us in order to continue our operations or further our business plan. If we require, but are unable to obtain, additional financing in the future on acceptable terms, or at all, we will not be able to continue our business strategy, respond to changing business or economic conditions, withstand adverse operating results or compete effectively. If we cannot obtain needed funds, we may be forced to curtail or cease Bluehive activities altogether. When additional shares are issued to obtain financing, current shareholders will suffer a dilutive effect on their percentage of stock ownership. There is no certainty that our expenditures will result in a profitable business as proposed.

Bluehive May Incur Losses for the Foreseeable Future

We expect to incur operating losses in future periods as we incur significant expenses associated with the initial startup of our business. Our expenses will continue to increase as we continue to develop the operations necessary to further our business plan. We cannot now determine the amount by which our expenses will increase as we grow and hire additional employees, implement our marketing plans, pursue research and development of our products, etc. Further, we cannot guarantee that we will be successful in realizing revenues or in achieving or sustaining positive cash flow at any time in the future. Any such failure could result in the possible closure of our business or force us to seek additional capital through loans or additional sales of our equity securities to continue business operations, which would dilute the value of the shares for current shareholders.

Changes in U.S., Global, or Regional Economic Conditions

We are susceptible to adverse impacts caused by domestic and/or international economic downturns (including the current challenging economic landscape) in the surveillance and security markets in which we propose to operate. A decline in economic activity in the U.S. and other regions of the world can adversely affect demand surveillance and security, thus reducing our revenue. Additionally, an increase in price levels generally, or in price levels in a particular sector, such as the energy sector, could result in a shift in consumer demand away from the surveillance and security products we offer, which could also adversely affect our revenues and, at the same time, increase our costs. Economic conditions can also impair the ability of those with whom we anticipate to do business to satisfy their obligations to us. There can be no assurance that we will survive any such economic downturn, or if we do survive, that we will be capable of executing or furthering, to any meaningful degree, the originally conceived business plans.

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Changes in Public and Consumer Tastes and Preferences for Security management and Privacy

We offer are CCTV, surveillance, control rooms, access controls, and fire and intrusion detection systems whose success depends substantially on consumer tastes and preferences that change in often unpredictable ways. For purposes of demand and marketability. Moreover, since we create our products on-spec (non-commissioned and unsolicited), we may invest considerable time and efforts before we learn the extent to which our product will earn consumer acceptance. If our products do not achieve sufficient consumer acceptance, our revenue from the sale of play and screenplay options and other related products may decline or fail to grow to the extent we anticipate and thereby adversely affect the profitability of our business.

Lack of Diversification

Currently, Bluehive has no employees and its management consists of one member – our sole officer and director Tariq Nawaz. Our size makes it unlikely that we will be able to commit our funds to diversify the business until Bluehive has a proven track record, and we may not be able to achieve the same level of diversification as larger entities engaged in this type of business.

Competition from Other Security Management Companies

The security management industry is intensely competitive and fragmented. We will compete against a large number of well-established security management companies with greater product and name recognition and with substantially greater financial, marketing and distribution capabilities than ours, as well as against a large number of small and specialty businesses engaged in different security options and other material in a similar manner as Bluehive. We cannot assure you that we will be able to compete effectively with any competitor or that the competitive pressures faced by us will not harm our business. Such intense competition will limit our opportunities and have a materially adverse effect on our profitability or viability.

Limited Industry Relationships and Agreements

Through Mr. Tariq, Bluehive has relationships with limited parties, including UTC, ZKT ECO, MERCURY, LENEL, CHUB, KIDDE, BRICKCOM, HID. However, he may not be able to secure some or any of these for Canadian and or North American markets.

Inability to Attract and Retain Qualified Personnel

Bluehive management team currently consists of one member – sole officer and director Tariq Nawaz. Our future success depends in significant part on our ability to attract and retain key management and marketing personnel. Competition for highly qualified professional, business development, and management and marketing personnel is intense. We may experience difficulty in attracting new personnel, may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we may expect. A shortage in the availability of qualified personnel could limit our ability to grow. We cannot assure you that we will succeed in attracting and retaining the personnel we need to grow.

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Loss of Services of Key Man

Our future success depends in a large part upon the continued contributions and services of our President, Tariq Nawaz. Mr. Nawaz is the sole provider of our services, as well as its sole officer and director. Mr. Nawaz would be very difficult to replace. This individual is critical to the overall management of Bluehive. The loss of the key contributor, or the failure of Mr. Nawaz to perform, could materially and adversely affect Bluehive’s performance. We do not maintain any key-person life insurance policies.

Indemnification Requirements

Bluehive may be required to indemnify, among others, the officer and director for liabilities incurred in connection with the affairs of Bluehive. Such liabilities may be material. The indemnification obligations of Bluehive would be payable from the assets of Bluehive, thus causing a material adverse effect on the Company’s operations.

Requirements to Maintain Proper and Effective Internal Controls

Bluehive must ensure that adequate internal financial and accounting controls and procedures are in place so that it can produce accurate financial statements on a timely basis. Bluehive must spend considerable effort on establishing and maintaining internal controls, which is costly and time-consuming and needs to be re-evaluated frequently. Implementing any appropriate changes to the internal controls may entail substantial costs to modify Bluehive’s existing financial and accounting systems, take a significant period of time to complete, and distract Bluehive’s sole officer and director from the operation of our business. These changes may not, however, be effective in maintaining the adequacy of Bluehive’s internal controls, and any failure to maintain that adequacy, or a consequent inability to produce accurate financial statements on a timely basis, could increase operating costs and could materially impair Bluehive’s ability to operate our business. In addition, investors’ perceptions that Bluehive’s internal controls are inadequate or that it is unable to produce accurate financial statements may seriously affect the stock price.

Changes in Financial Accounting Standards or Practices

A change in accounting standards or practices can have a significant effect on Bluehive’s operating results and may affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of existing accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may adversely affect Bluehive’s reported financial results or the way we conducts our business.

Significant Costs of Operating as a Public Company

As a public company, Bluehive will incur significant accounting and other expenses. These expenses include increased accounting, legal and other professional fees, insurance premiums and investor relations costs. Bluehive’s management needs to devote a substantial amount of time to compliance issues. Moreover, Bluehive’s legal and financial compliance costs are material.

The Costs and Expenses of SEC Reporting and Compliance

After the effectiveness of this registration statement, we will be subject to the reporting requirements of the Exchange Act. The costs of complying with such requirements may be substantial. We anticipate that such costs will be approximately $20,000 per year. In the event we are unable to establish a base of operations that generates sufficient cash flows or cannot obtain additional equity or debt financing, the costs of maintaining our status as a reporting entity may inhibit out ability to continue our operations.

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Limited Protection against Interested Director Transactions, Conflicts of Interest and Similar Matters

We do not currently have audit or compensation committees. As a result, our director has the ability, among other things, to determine his own level of compensation. Until we comply with such corporate governance measures, regardless of whether such compliance is required, the absence of such standards of corporate governance may leave our stockholders without protections against interested director transactions, conflicts of interest, if any, and similar matters and investors may be reluctant to provide us with funds necessary to expand our operations.

We intend to comply with all corporate governance measures relating to director independence as and when required. However, we may find it very difficult or be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of Sarbanes-Oxley Act of 2002. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may make it more costly or deter qualified individuals from accepting these roles.

Possible Regulatory Changes

The SEC and other regulators, from time to time, review the public company arena and our relationship to the securities markets and investors. As a result of such reviews, the SEC and such regulators may propose additional regulations that would affect Bluehive. Such regulations could increase the cost of operating Bluehive and subject it to new regulatory filing or registration requirements.

The Impact of Governmental Regulation

Our business is subjected to laws and regulations, including laws and regulations on taxation, technology and employment matters. Compliance with such laws and regulations will increase our cost of operations and would decrease our net profit.

Bluehive’s Short Existence and Lack of a Guaranty that the Company will continue to Generate Revenue in the Future

Bluehive has only been in existence since October 13, 2014. Therefore, the sample size of our operations is small. So, while we have generated revenue since inception, Bluehive can provide no assurances that it will continue to generate revenue in the future.

Risks of Purchasing Shares

Possible Loss of Entire Investment in the Company

This offering is intended for investors who can accept the applicable risks. Prospective investors should not subscribe unless they can readily bear the consequences of the loss of their entire investment. Being that the Company’s management has limited experience in this industry, such loss of investment may be more likely to occur.

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Because we do not have an Escrow or Trust Account for Your Subscription, if we File for Bankruptcy Protection or are Forced into Bankruptcy, or a Creditor Obtains a Judgment against us and Attaches the Proceeds.

Your funds will not be placed in an escrow or trust account. All subscriptions in this offering will be available for our immediate use, and will not be returning subscriptions regardless of how many shares are sold in this offering. Accordingly, if we file for bankruptcy protection or a petition for involuntary bankruptcy is filed by creditors against us, your funds will become part of the bankruptcy estate and administered according to the bankruptcy laws. If a creditor sues us and obtains a judgment against us, the creditor could garnish the bank account and take possession of the subscriptions. As such, it is possible that a creditor could attach your subscription which could preclude or delay the return of money to you.

Exchange Fluctuations may Decrease the Value of your Investment

Shares will be priced in US dollars, and persons investing by converting foreign currency will bear the risk of such conversion. The Company understands that foreign investors may be attracted to investments in the security industry, therefore be more likely to invest in securities, such as the Company’s common stock. The value of such investments may be affected favorably or unfavorably by fluctuations in exchange currencies. In addition, prospective investors whose assets and liabilities are primarily denominated in currencies other than US Dollars should take into account the potential risk of loss arising from fluctuations in the rate of exchange between the currency of the investment and such other currency.

Additional Dilution as Additional Shares are Issued

Additional offerings MAY have to be made in the future to raise capital to meet operating cash flow needs. Such offerings may include warrants for issuance of additional common stock, further diluting the number of shares of common stock outstanding from time to time. An increase in the number of our shares of common stock from these events or others may result in a decrease of the market price for our common stock and will dilute the ownership interest of current shareholders.

Future Debt Financing may Involve Restrictive Covenants

Future debt financing transactions, if available, may involve restrictive covenants, which may limit the Company’s operating flexibility with respect to certain business matters. If additional funds are raised through debt financing, the debt holders may require the Company to make certain agreements or covenants, which could limit or prohibit the Company from taking specific actions, such as establishing a limit on further debt, a limit on dividends, a limit on sale of assets, or specific collateral requirements. Furthermore, if the Company raises funds though debt financing, the Company would also become subject to interest and principal payment obligations. In either case, if the Company was unable to fulfill either of the covenants or the financial obligations, the Company may risk defaulting on the loan, whereby ownership of the Company’s assets could be transferred from the shareholders to the debt holders.

Shares Eligible for Future Sale under Rule 144 May Adversely Affect the Market Value for our Securities

From time to time, certain of our stockholders who hold restricted securities may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act of 1933, subject to certain limitations. Although our current stockholder has no current intention or ability to sell his shares, any substantial sales by holders of our common stock in the future pursuant to Rule 144 may have a material adverse effect on the market price of our securities.

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If Securities or Industry Analysts do not publish Research or Reports about Bluehive’s Business or if they issue an Adverse or Misleading Opinion Regarding Bluehive Stock, its Price and Trading Volume could Decline

The trading market for Bluehive’s common stock will be influenced by the research and reports that industry or securities analysts publish about Bluehive or its business, if any. Negative reports could have a negative impact on Bluehive’s stock price.

Our Shares will be deemed to be “Penny Stocks” and will be Subject to Various Eligibility and Disclosure Requirements on Broker-Dealers engaged in the Resale of these Shares

The shares offered in this prospectus will be “penny stocks” as that term is defined in the Securities Exchange Act of 1934, as amended, (the ‘Exchange Act”) to mean, among other definitions, equity securities with a price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or an accredited investor must make a special suitability determination regarding the purchaser and provide special disclosure documents to the purchaser. The imposition of these suitability standards and special disclosures could reduce an investor’s ability to resell the shares at a time or price desired. See the section “Market for Common Equity and Related Stockholder Matters.”

We do not foresee paying Cash Dividends in the Foreseeable Future

We have never paid cash dividends on our common stock and we do not plan to declare or pay any cash dividends on our shares of common stock in the foreseeable future and currently intend to retain any future earnings for funding growth. As a result, investors should not rely on an investment in our securities if they require the investment to produce dividend income. Capital appreciation, if any, of our shares may be investors’ sole source of gain for the foreseeable future. Moreover, investors may not be able to resell their shares of the Company at or above the price they paid for them.

There May be an Absence of a Trading Market

There currently is no trading market for our stock. While we intend to utilize a marker maker to apply for quotation on the OTC Markets (“OTCQB”) following completion of this offering, we cannot assure you that a public market will ever develop. There is no guarantee that the Shares will ever be quoted on the OTCQB or any exchange. Furthermore, you will likely not be able to sell your securities if a regular trading market for our securities does not develop and we cannot predict the extent, if any, to which investor interest will lead to the development of a viable trading market in our shares. We expect the initial market for our stock to be limited, if a market develops at all. Even if a limited trading market does develop, there is a risk that the absence of potential buyers will prevent you from selling your shares if you determine to reduce or eliminate your investment in Bluehive. This lack of a trading market and a lack of an adequate number of potential buyers may result in the inability to sell your shares when desired or result in your receiving a lower price for your shares upon their sale than you paid in this offering.

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If we fail to Remain Current on our Reporting Requirements, we could be removed from Quotation by the OTCQB

Companies quoted on the OTCQB must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCQB. Assuming we are ever quoted on the OTCQB, if we fail to remain current on our reporting requirements, we could be removed from the OTCQB. As a result, the market liquidity for our securities could be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

Changes in Tax Rules or Interpretations could Cause a Shareholder to become subject to Additional Taxes

Federal income tax legislation may be amended, or its interpretation changed, so as to alter fundamentally the tax consequences of holding or disposing of shares of common stock. The investor should consult his, her or its own tax counsel for tax matters via this investment opportunity.

There is No Minimum Purchase Amount

The Offering described herein has no minimum purchase amount required in order to consummate the Offering. Therefore, the costs of the Offering may greatly outweigh the fiscal benefit to Bluehive of undertaking the Offering. This could cause Bluehive to lose money by doing the Offering and cause an investor to lose his or her entire investment.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” and elsewhere in this prospectus.

Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. Moreover, we operate in a highly regulated, very competitive and rapidly changing environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements. You should not rely upon forward-looking statements as predictions of future events or performance. We cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or will occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We have an ongoing obligation to continually disclose material future changes in the Company and its operations.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the Selling Shareholders. However, the Company received an aggregate of $39,850 from the Selling Shareholders, which was used and is being used as follows:

Legal Expenses	$15,000
Accounting and auditing	$7,500
Inventory	$6,850
Website development	$5,000
Marketing	$5,500

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DETERMINATION OF OFFERING PRICE

The Selling Shareholders may sell their shares in the over-the-counter market or otherwise, at market prices prevailing at the time of sale, at prices related to the prevailing market price, or at negotiated prices. We will not receive any proceeds from the sale of shares by the Selling Shareholders. However, there currently is no market for the shares.

THE SELLING SHAREHOLDERS

Selling Shareholders

3,985,00 shares of the Company’s common stock were sold to the Selling Shareholders, pursuant to stock purchase agreements, dated between November 14, 2015 and December 21, 2016, all by and between the Company and the applicable Selling Shareholder. Each Selling Shareholder paid $.001 per share. The 3,985,000 shares held by the Selling Shareholders are included herein for registration.

All of the Selling Shareholders are individuals, except the following two shareholders; 1814343 ONTARIO INC., whom Salman Khan makes the investment decisions for, and 2161462 ONTARIO INC., whose investment decisions are made by Rashid Ahmad.

The Selling Shareholders had no interactions with the Company prior to entering into the applicable stock purchase agreement, other than the introduction of the opportunity to invest and the negotiation of the applicable stock purchase agreement.

All expenses incurred with respect to the registration of the common stock will be borne by the Company, but we will not be obligated to pay any underwriting fees, discounts, commission or other expenses incurred by Selling Shareholders in connection with the sale of such shares.

Except as indicated below, none of the Selling Shareholders nor any of their associates or affiliates has held any position, office, or other material relationship with us in the past three years.

The following table sets forth the name of the Selling Shareholders, the number of shares of common stock beneficially owned by the Selling Shareholders as of the date hereof and the number of shares of common stock being offered by the Selling Shareholders. The offer and sale of the shares are being registered herein. The Selling Shareholders are under no obligation to sell all or any portion of such shares. All information with respect to share ownership has been furnished by the Selling Shareholders, respectively. The “Amount Beneficially Owned After the Offering” column assumes the sale of all shares offered herein.

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Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering
1814343 Ontario Inc.	50,000	50,000	0.00	0.000
Muhammad Khurram Khalil	50,000	50,000	0.00	0.000
Saphena A. Lalani	50,000	50,000	0.00	0.000
Baber Zaheer Ahmed	50,000	50,000	0.00	0.000
Rizwana Waqar	50,000	50,000	0.00	0.000
Rehan Saeed	1,550,000	1,550,000	0.00	0.000
Abeer Zuberi	50,000	50,000	0.00	0.000
Ishrat Saeed	50,000	50,000	0.00	0.000
Mohammad Saeed	50,000	50,000	0.00	0.000
Bushra Alam	50,000	50,000	0.00	0.000
Husna Fareed	50,000	50,000	0.00	0.000
Bushra Fareed	50,000	50,000	0.00	0.000
Khalid Shoaeb	50,000	50,000	0.00	0.000
Sabrina Saddique	50,000	50,000	0.00	0.000
Uzma Nawaz Ch	50,000	50,000	0.00	0.000
Imran Riaz Ch	50,000	50,000	0.00	0.000
Usman Sikander	50,000	50,000	0.00	0.000
Jasbir Gill	550,000	550,000	0.00	0.000
Sandeep Gill	50,000	50,000	0.00	0.000
Miss Nicole Gill	50,000	50,000	0.00	0.000
Zoya Koroid	50,000	50,000	0.00	0.000
Sana Usman	50,000	50,000	0.00	0.000
Waqas Waqar	50,000	50,000	0.00	0.000
Aneela Husain	50,000	50,000	0.00	0.000
Nabeela Tariq	50,000	50,000	0.00	0.000
Salar Waqar	50,000	50,000	0.00	0.000
Zeeshan Saeed	550,000	550,000	0.00	0.000
Umar Warraich	50,000	50,000	0.00	0.000
Ahmed Waqar	50,000	50,000	0.00	0.000
Farhan Abbas	20,000	20,000	0.00	0.000
2161462 ONTARIO INC.	15,000	15,000	0.00	0.000

Total Shares	3,985,000	3,985,000	0.00	0.000

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

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PLAN OF DISTRIBUTION

This prospectus relates to the resale of up to 3,985,000 shares of our common stock by the Selling Shareholders.

The Selling Shareholders, and any of their pledgees, donees, assignees and other successors-in-interest may, from time to time sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded, when and if traded, or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal;

●	facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing of options on the shares

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

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The Selling Shareholders, as applicable, shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The Selling Shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the Selling Shareholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be sold by the Selling Shareholders. The Selling Shareholders, and any broker-dealers or agents, upon completing the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The Selling Shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The Selling Shareholders may pledge its shares to its brokers under the margin provisions of customer agreements. If any of the Selling Shareholders default on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The Selling Shareholders, and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by any of the Selling Shareholders, or any other such person. Under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

The Selling Shareholders will be offering such shares for its own account. We do not know for certain how or when the Selling Shareholders will choose to sell its shares of common stock. However, it can sell such shares at any time or through any manner set forth in this plan of distribution.

To permit the Selling Shareholders to resell the shares of common stock issued to it, we agreed to file a registration statement, of which this prospectus is a part, and all necessary amendments and supplements with the SEC for the purpose of registering and maintaining the registration of the shares. We will bear all costs relating to the registration of the common stock offered by this prospectus, other than the costs of our independent legal review. We will keep the registration statement effective until the earlier of (i) the date after which all of the shares of common stock held by the Selling Shareholders that are covered by the registration statement have been sold by the Selling Shareholders pursuant to such registration statement and (ii) the first day of the month next following the 36-month anniversary of the date the registration statement, to which this prospectus is made a part, is declared effective by the SEC.

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BUSINESS

Overview of BlueHive

Bluehive, Inc. is security management Technologies Company based at Toronto Canada and planning to open an office in Dallas, Texas. The major product lines the Company offers are CCTV, surveillance, control rooms, access controls, and fire and intrusion detection systems. Bluehive serves the customers with solutions based on the latest technology tailored to their needs. Bluehive provides solutions to a diverse range of business segments ranging from large multinational organizations to small and medium size businesses. BlueHive is led by Mr. Tariq Nawaz who has over 15 years of product experience working with some of the worlds leading brands. His engineering, IT and telecom background mixed with his masters degree in business enables him to understand the underlying technologies in areas of surveillance, alarms, fire and access. He has significant experience of Asian, Europena and North American markets.

Now Tariq Nawaz is in Canada and launching Bluehive initially with two branches one in Toronto and other in Dallas. Mr. Tariq Nawaz has strong working relationships with UTC, ZKT ECO, MERCURY, LENEL, CHUB, KIDDE, BRICKCOM, HID etc. The Company takes authorized dealerships of these brands both for Toronto and Dallas branches. Bluehive provides complete security solutions to the commercial, industrial and residential customers. From home to industry to national security, the Bluehive product line covers the full spectrum of security and detection systems solutions, including high-tech video monitoring, web based surveillance systems, access control, explosives and narcotics detection, fire alarm and life safety, residential and commercial intrusion detection. Bluehive will also launch a web portal/online store for online selling of all the products throughout the world.

Market Scenario

The success of the BlueHive business model relies heavily on the market demographics. As we are based in Toronto and will be in Dallas, we expect these cities to be our primary target market at the beginning. However, we plan to invest in expanding our presence throughout Canada and in the United States. Due to ongoing security challenges, there is a big demand for electronic security devices and services like surveillance, Access Control, Fire Alarm Systems, Intrusion detection systems in all size and type of businesses in the North America.

Revenue for the Security Alarm Services industry of Canada and USA is expected to continue trending higher. In addition to growth in the number of business and rising disposable income, rising housing starts are expected to boost revenue. USA and Canada’s commitment to the safety and security of its citizens as well as its commitment to fighting crime and terrorism has stimulated a large demand for surveillance, electronic security devices and defense products. The increasing importance of security in day-today business operations has generated new security challenges for residence, corporations and government across all industries. With the technology becoming ever more sophisticated, video surveillance systems are on the verge of becoming an indispensable component of security systems worldwide. In the coming years, the growth of the North American market is expected to reflect that reality. Worth $4.56 billion in 2013, the market is projected to reach $15.81 billion by 2020, according to a market report from BIS Research titled, “Video Surveillance System (camera, storage, monitor, software & services).

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According to Niall Jenkins, Manager, Video Surveillance & Security Services Research, 45% of surveyed North American companies reported that their budgets for security-related spend had increased. Currently, about 71% of the security related companies working in a single province while 14% had branches outside of Canada representing the large multi-national security firms which are increasing due to consolidation of global security services. This is further evidenced by the revenue that 61% reported annual revenue of less than $1 Million, 23% reported revenues over that amount. The larger firms provide a more diverse service products whereas the smaller companies focus on one service product line. In such state of affairs BlueHive caters to the market with world best security equipment and solutions.

Objectives

Strategic

●	To expand the BlueHive to other cities of Canada and US.
●	To offer cost effective security solutions to all type and size of organizations and businesses.
●	To quote the firm’s vendors the most competitive and stable rates throughout the period.
●	To utilize and effective marketing strategy for creating general awareness about BlueHive.

Financial

●	To turn into a profit - generating company.
●	To recoup initial investments of $1.4 million within the first 2.5 years.
●	To accelerate more than 25% annual growth in sale on year on year bases.
●	To secure more than 20% net profit and to raise it 33% up to fifth year of operation.

Funding

The company total requirement for operating the business is $1.4 million. The founder and director of the company Mr. Tariq Nawaz invested $5,000 into the Company. CAD$39,850 was raised from thirty-two shareholders pursuant to Regulation S of the Securities Act of 1933. The Company hopes to obtain the remainder of its funding needs from following: Company operations and revenues, Private placements, Loans

Business Overview

Bluehive Inc. is an emerging company operating in Toronto, Canada, with plans to open operations in Dallas, Texas. The core business of the Company is security management technologies. The major product lines we offer are CCTV, surveillance (IP or Conventional), control rooms, access controls, and fire, intrusion detection systems.

Bluehive provides complete security solutions to the commercial, industrial and residential customers. From home to industry to national security, Bluehive product lines cover the full spectrum of security and detection systems solutions, including high-tech video monitoring, web based surveillance systems, access control, explosives and narcotics detection, fire alarm and life safety, residential and commercial intrusion detection.

Operational Plan

The Company stays up-to-date with upcoming technology and changing customer needs. Bluehive provides solutions to a diverse range of business segments ranging from small and medium size businesses to large multinational organizations. Bluehive will take up all type of projects, whether from scratch to build a complete security system or simply need to upgrade some components in the existing system. Bluehive is flexible in serving a wide array of customers around the organizational or personal needs. The Company provides consultancy, equipment, installation, training and support services. We offer high quality work to both residential and commercial clients, and our technicians are committed to helping all of our customers feel more safe and secure by adding a video surveillance system, monitoring a security alarm, or installing an electrical gate on the properties.

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Online Selling

The online selling market is booming in the world. Bluehive would also launch a web portal/online store for online selling of all products. We will enable the customers to select best surveillance products and order any time and receive them quickly. The Company will ensure quickly process and safely delivery of the orders. The orders will be delivered within 1 to 5 business days after an order is made. Bluehive will accept all major credit cards, wire transfers as well as PayPal and Google Checkout.

BlueHive Strategic Alliances

The founder of the Bluehive Mr. Tariq Nawaz has strong working relationships with UTC, ZKT ECO, MERCURY, LENEL, CHUB, KIDDE, BRICKCOM, HID etc. The Company takes authorized dealerships of these brands for Toronto. UTC is one of the leading Fire & Security devices manufacturing company serving customers in 25 countries. UTC has acquired a number of world best security system brands during previous years. As authorized dealer of UTC and other companies, Bluehive deals with and plans to deal with the world top security system brands including the following:,

●	Chubb
●	Det-Tronics,
●	Detection Logic,
●	Fireye,
●	GE Guardall,
●	Kidde,
●	Lenel Systems International,
●	Marioff,
●	Onity Autronica,
●	Red Hawk Industries,
●	Badger Fire,
●	Chemetron Fire Systems,
●	Ajax Chubb Varel,
●	Cofisec,
●	Counterforce,
●	Custodian Monitoring Systems,
●	Delta Security Solutions,
●	Det-Tronics,
●	Fenwal Controls,
●	Firex, Fireye,
●	Gloria,
●	Growag,
●	GST,
●	Guardall,
●	Guardfire,
●	GW Sprinkler,
●	L&G Marine,
●	Security Monitoring Centres,
●	Sicli,
●	Silvani,
●	SISYS,
●	VitalCall

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Expansion Plan

We intend to create an online presence in order to drive awareness of the Company. This is expected to include developing a website, creating a blog focused on marketing within the electronic security industry, and building a presence through social media. Once we have built such a presence for the Company, we intend to actively market our services as such.

BlueHive Inc. markets itself as a professional security management technologies company throughout Canada and plans to expand in the United States. Currently, we operate our business through managing different types of security systems. The Company will undergo an aggressive expansion after the successful execution of the initial phase one. As BlueHive Inc. is a multifaceted security management firm, we plan to expand each segment of the business. The business will be expanded in four steps. In the first phase, the Company is focused in Toronto and then will focus in Dallas, as its target markets. In the second phase, the Company will move to Ottawa, Ontario, Winnipeg, Houston, San Antonio and New York areas. In the third phase, we will cover all big cities of Canada and in fourth phase we will target the remaining major cities in the United States. The time frame for moving one phase to other depends on the market scenario, overall performance of the Company and willingness of the stakeholders.

Management

Mr. Tariq Nawaz is the Director and founder of the BlueHive Inc.

Tariq Nawaz has over 15 years of product experience working with some of the leading brands such as GE, UTC, Honeywell, Lenel, HID, Mercury Security and many more. His engineering, IT and telecom background mixed with his masters degree in business from the US enables him to understand the underlying technologies in areas of surveillance, alarms, fire and access. During the course of his education and professional career, Tariq Nawaz was based in Dallas USA, London UK, Dubai UAE, Lahore Pakistan and travelled all across Europe, Far east, Middle East, North America. MR. Nawaz has good understanding of the market dynamics in all those regions.

In 2004, Tariq Nawaz established a company by the name of Digiwatch Systems as a sole proprietor in Pakistan. This company was later incorporated as a “Single Member Corporation – SMC” and became Digiwatch Systems SMC Pvt. Ltd. By the year 2010, Digiwatch Systems SMC Ltd. had expanded to have 3 offices in major cities of Pakistan with over 75 full time employees working for it. Digiwatch Systems SMC Pvt. Ltd. operated as systems integrator and the only authorized business partners of GE Security USA for Pakistan region. Digiwatch was a direct importer of equipment from major brands like GE Security USA, UTC, HID, BRICKCOM, MERCURY SECURITY USA, and a number of brands spread all across the globe. Digiwatch System provided CCTV, access, fire and intrusion solutions to some of the leading corporations in Pakistan including Telenor, Schlumberger, Weatherford Oil Tools, Mobilink, NAB, Pepsi, National Bank and more. Main clients also included some of the embassies and namely the US embassy in Islamabad. Digiwatch Systems deployed security and intrusion for over 400 houses of the US embassy expats spread all over Pakistan, ranging from Karachi to Peshawar. Digiwatch System deployed CCTV and surveillance solutions for Telenor’s sales centers, MSCs and BSCs (equipment and infrastructure sites). Telenor is Pakistan’s second largest telecom wireless service provider. From the period of incorporation of Telenor in Pakistan 2004, till 2012 over 500 sites were installed using GE surveillance solutions and some other brands. These sites were then converged to the centrally monitored locations in Islamabad head office and Lahore regional office. Till 2004 Digiwatch Systems was the only company that was providing surveillance related services to Telenor and Schlumberger.

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At Digiwatch Systems, Mr. Tariq Nawaz got exposure of dealership and partnerships with world leading brands and providing services to top corporations. Tariq Nawaz plans to build a similar corporation BLUEHIVE Inc. using his past experience and connections.

The director will be running the business over all, but will hire the following employees at each branch i.e. Toronto and Dallas:

●	1X Branch Manager
●	4 X Technicians
●	1 X Software Engineer
●	1 X Accountant
●	1 X Receptionist

Our director currently performs all tasks required for the operation of the Company, including operations and all administrative tasks. As we will grow, we plan to hire more security professionals, technicians, software engineers and supporting staff to cater each client individually. The director of the company has achieved significant success personally and professionally in the Pakistan in providing security management systems. Now, he is in Canada, serving North America. He has performed extensive research to determine the market viability and operational challenges of this business.

The Company’s director and executive officer will not receive any compensation for services rendered. The Company do not expect to pay any compensation until sufficient and sustainable revenues and profits are realized.

Product & Services

BlueHive offers a series of products to the potential customers. Here is the overview of major products:

CCTV Monitoring and Recording

BlueHive offers a complete range of monitoring and recording devices and solutions. The Company installs a wide range of indoor/outdoor cameras, color or black and white, even in areas with zero light, highly variant temperature or pressure situations. The cameras can move and zoom remotely. The systems provide video analytics and all the sophisticated features.

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Our monitoring and recording system give our customers power to replay past events based on sophisticated criteria and see what actually happened. We can add an NVR or digital video recorder (DVR) and record events on cloud, remote servers, hard drive for all the cameras. Our digital recording system characteristics include:

●	BlueHive digital video recorder with digital video analytics, face recognition LPR, line crossing, unattended baggage, object locking and follow, super reporting and more.
●	Eliminate day-to-day maintenance costs and highly reliable systems.
●	Our digital video recorders would deliver sharper images than many available high end brands in the market yet offering amazing economy.
●	Smart search greatly enhances the searching of an event and reduces time spent. If our customer don’t know when an incident happened, they can highlight a target area on the screen and search automatically for every clip that shows motion within that area (this is just one example of many).

CCTV Cameras

BlueHive offers CCTV Cameras of multiple brands, both Fixed Cameras and PTZ (Pan, Tilt, Zoom) Cameras with DVR and Software. The Company’s UTC CCTV camera range includes color, black and white, infrared, Pan Tilt Zoom (PTZ) doom cameras with wide range of lens and accessories available. UTC Truvision range of NVRs provides superb performance for recording and monitoring. These CCTV cameras and NVRs are already installed and can be seen for demonstration at various sites throughout Canada.

Integrated Security

BlueHive comprehensive access control portfolio includes security management software, door controllers, readers, keypads and cards all designed to scale from the smallest business to widely dispersed enterprise organizations. Video With technologies that range from low-cost analog to high-performance IP solutions, our video portfolio is one of the most well-known and respected in the industry. All the hardware components, CCTV, Access, Fire, Alarm and intrusion can be managed centrally from single platform granting extremely powerful tools. We offer end-to-end solutions which include analog and IP cameras, video management systems, matrix switchers and controllers, digital multiplexers, monitors, and storage solutions.

For access control, BlueHive offers various solutions such as Secure Perfect with Micro PX series controllers. The product is made in the United States (including software). This product has been installed, tested and has been successfully running in mission critical organizations. GE access control systems are reliable, scalable, and robust and can take care of thousands of users, doors and multiple sites connected and managed centrally. UTC makes world’s most reliable fire detection and suppression panels. EST “Edwards System Technologies”, ESL and Kilsen are GE’s some of the most popular brands.

Access Control System (ACS)

BlueHive offers Access Control Systems of world top companies. BlueHive protects your building entrances and spaces from unauthorized access. Our ACS solutions rage from stand alone (single door) to centralized management systems expandable from few to thousands of doors. The Company enables its customers to build their own security policy and define:

●	Define access level for each employee/ resident and guest
●	Timing that an entrance can be used for an authorized person
●	Put doors in open or close mode during specific times
●	Monitor attendance and history reports of users
●	Choose from multiple ways of authentication.
●	Biometric (finger print, retina scan etc.)
●	Proximity or legendary swipe cards
●	Password or PIN
●	Any combination of above

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Our Access control system comprises of a control panel, Magnetic locks, door gap detectors, motion sensors and alarm/sirens. Control panel is usually connected to PC with software installed but can work stand alone as well. Our Hot Products of Access Control System includes:

●	General Electric
●	Access Smart
●	Alliance
●	Sapphire Pro
●	Secure Perfect
●	Topaz

Fire Detections Solutions

BlueHive provides cost effective fire detections solutions. The Company’s GE Interlogix products provide security and life safety solutions for commercial applications from retail stores to manufacturing facilities. The ESL platform provides professional security dealers the tools they need to install comprehensive security and fire solutions for businesses, large and small. The ESL platform is designed to address the needs of every business today and adapt to change in the future.

Burglar Alarms

Commercial burglar alarm systems and monitoring services provide around-the-clock protection. Our specialists will offer solutions from leading burglar alarm system manufacturers. With the expertise to integrate the best burglar alarm systems for our customers, we offer the best wireless burglar alarm system options and the best remote management tools. Our fully redundant business security monitoring provides through our UL-listed Customer Care Centers. Using our commercial burglar alarm systems and monitoring services, we offer around-the-clock protection for our customers business facilities.

●	Infrared, photoelectric and motion sensors
●	Industry-leading intrusion detection panels
●	Monitored 24/7 with emergency dispatch
●	Flexible integration with existing systems
●	Inspections, maintenance, service and support
●	Local, state and federal regulatory compliance
●	Online management for easy arm/disarm and monitoring
●	Easily integrates with video, access control and other systems
●	Alarm verification to reduce or eliminate false alarms

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COMPLETE PRODUCT LINE

BlueHive complete product line includes:

●	Traditional Analog CCTV System
●	IP Based CCTV Systems
●	Long Range Wireless CCTV Solutions (Upto 45 KM)
●	City Surveillance / Wide area surveillance using wireless technology
●	Stand alone and corporate access controls with proximity/RFID or biometric readers
●	Conventional and addressable fire alarm systems
●	Wired and wireless intrusion detection / burglar alarm systems
●	Fence / perimeter security
●	Public announcement (PA) systems
●	Walk through gates

Services

BlueHive offers and will offer complete services including the following but not limited to:

●	Fire Alarm System Installations
●	Fire Alarm System Service
●	Emergency Systems Service - 24/7
●	Systems Installation
●	Security Systems Service
●	CCTV Systems Installation
●	Audio Visual Systems Installation Services
●	Nurse Call Systems
●	Mass Notification Systems
●	Sound Systems
●	Monitoring Services
●	Systems Design Services
●	Code Compliant Services
●	Training to Employees
●	Paging Systems management

MARKET ANALYSIS

Target Market Demographics

The success of our business model relies heavily on the market demographics. We started the business in Toronto and are expanding to Dallas and expect these cities as our primary target markets at the beginning. However, we plan to invest in expanding our presence eventually throughout Canada and United States.

Toronto, based on the 2011 census, has a population of 6,054,191, with a population of 5,583,064 in the metropolitan area. The Greater Toronto Area is defined as the central city of Toronto, and the four regional municipalities that surround it. Durham, Halton, Peel, and York. The demographics of Toronto make Toronto one of the most multicultural cities in the world. The economy of Toronto plays a vital role in Canada’s economy and that of the world. Toronto is a commercial, distribution, financial and industrial center. It is also the financial center of Canada, and is the nation’s primary wholesale and distribution hub. Ontario’s wealth of raw materials and hydroelectric power has made Toronto a focal point of commerce in Canada, as the city and its surrounding area produce more than half of Canada’s manufactured goods.

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Bluehive intends to open 2nd branch in Dallas, Texas. Dallas is a major city in Texas and is the largest urban center of the fourth most populous metropolitan area in the United States. The city proper ranks ninth in the U.S. and third in Texas after Houston and San Antonio. Dallas had a population of 1,197,816 according to 2010 census*7 and expected to grow to 1,281,047 in 2014. The city is the largest economic center of the 12-county Dallas–Fort Worth–Arlington metropolitan area, which had a population of 6,810,913 as of July 1, 2013. The metropolitan economy is the sixth largest in the United States, with a 2012 real GDP of $420.34 billion. The city’s economy is primarily based on banking, commerce, telecommunications, computer technology, energy, healthcare and medical research, and transportation and logistics. The city is home to the third-largest concentration of Fortune 500 companies in the nation. (Source http://tra-dfw.com/resources/).

Given the ongoing security challenges and despite the competitions we will likely face, we believe there is still a big demand for electronic security devices and services like surveillance, Access Control, Fire Alarm Systems, Intrusion detection Systems in all size and type of businesses. Because of the influx of foreigners in Canada, we believe our services are needed in many cities nationwide. With the proceeds of this offering, we plan to open more offices and gradually assert our presence in other cities outside of Toronto and Dallas.

Industry Overview

The Canada and United States clearly close partners in the creation of an insidious global surveillance system that blatantly violates domestic and international human rights with impunity. Surveillance in Canada is deeply affected by broad global trends. American politics and policies are one obvious source of influence, but the global surveillance connections extend much more broadly. These global influences may involve subtle efforts to shape policy directions, the sharing of expertise, or compliance with international standards and regulations. People are as likely to be observed by video surveillance cameras whether they are in Toronto, Johannesburg, or Tokyo. National identity card systems can be found in the Netherlands, India, and Brazil. But it is not simply that similar technologies are used or that the same technology companies operate in countries like Canada. Surveillance processes and procedures are becoming more alike. The Global Market is estimated to be valued at $6.08 billion in 2014 and is expected to grow at a CAGR of 5.97% to reach $8.61 billion by 2019.

North America Revenue Forecast, By Platform of Radar

Current Market Trends

Industry sources, [http://export.gov] reported the size of the Canadian market for security products and services to protect commercial buildings and facilities is predicted to grow over the next 20 years. The demand for updated and state-of-the-art security products will increase yearly. Nationally, according to the Provincial Registrars licensing statistics, approximately 8,500 people work as private investigators, approximately 1,000 as armored car guards and approximately 120,000 who are licensed as security guards. Other security personnel licensed in the various provinces include alarm response, electronic locking device, locksmiths, security consultants and access controls systems. About 710% of the security related companies work in a single province while 14% had branches outside of Canada representing the large multi-national security firms which are increasing due to consolidation of global security services. This is further evidenced by the revenue that 61% reported annual revenue of less than $1,000,000, and 23% reported revenues over that amount. The larger firms provide a more diverse service products whereas the smaller companies focus on one service product line.1

[1]	http://cpi-ac.ca/Discussion%20Document%20Revised%20January%2030.pdf

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Electronic Security & Fire Alarm Services

The Security Alarm Services residential client market (the industries second-largest market) is expected to benefit as housing construction increases. Although growth prospects for industry operators are bright, the industry is expected to face potential hurdles.

Fire and security systems are the industry’s primary products, accounting for an estimated 28.3% and 58.4% of industry revenue, respectively. The segments sell and install systems, provide remote monitoring services and maintain equipment for commercial and residential buildings. The services can be integrated in a total building management system, which incorporates climate control, building and energy management, fire safety and security lighting. Also, many industry players are allowing users to access security images and manage security systems from their smart phone or portable devices.

The revenue of the security services industry was set to reach 25 billion U.S. dollars in the United States in 2014. Security alarm services in the U.S. generated 17 billion U.S. dollars per year between 2008 and 2014.

Some of the leading companies worldwide in the security services industry include UK-based G4S, Sweden-based Securitas AB and U.S.-based ADT Corporation – in 2013 their revenues were 12.08 billion, 10.12 billion and 3.31 billion U.S. dollars respectively. In the United States, the fastest-growing private security company in 2013 was Innovative Surveillance Solutions with a three-year aggregate revenue growth of 5,605 percent. Of the 15 fastest-growing companies, Datto generated the most revenue that year with 48.9 million U.S. dollars. The Connecticut-based company specializes in hardware-based backup, disaster recovery and business continuity services.2

Surveillance and Security System Demand in Canada

Canada’s commitment to the safety and security of its citizens as well as its commitment to fighting crime and terrorism has stimulated a large demand for surveillance, electronic security devices and defense products. The increasing importance of security in day-today business operations has generated new security challenges for residence, corporations and government across all industries. The skill of identity thieves, industrial spies and other intruders to out-smart existing security technologies has forced the Canadian public and private sectors to update and purchase new security systems with increased regularity to provide leading-edge security solutions.

North American Video Surveillance Market Poised for Rapid Expansion

With the technology becoming ever more sophisticated, video surveillance systems are on the verge of becoming an indispensable component of security systems worldwide. In the coming years, the growth of the North American market is expected to reflect that reality. Worth $4.56 billion in 2013, the market is projected to reach $15.81 billion by 2020, according to a market report from BIS Research titled, “Video Surveillance System (camera, storage, monitor, software & services) market size: Global analysis & forecast—2014 to 2020.” “The ongoing market trends suggest that in the coming years there will be a massive proliferation of IP cameras in the market, thanks to the high image quality and low power consumption in such cameras,” said Ravi Baid, technology practice head at BIS Research. Baid noted that high revenues in recent times are in part attributable to recent terror attacks, such as the Boston Marathon bombing, which showcased the efficacy of sophisticated video surveillance systems.

[2]	http://www.statista.com/topics/2188/security-services-industry-in-the-us/

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Recent high-profile attacks and crimes have demonstrated that many security systems were, according to Baid, “lacking the ‘intelligence’ required to monitor and control anti-social activities.” Thus, over the past five years, the market has witnessed a rapid transition from analog systems to IP/network cameras—a transition that includes the expanded adoption of thermal and panoramic cameras, Baid said, which can provide a 360-degree view and the ability to monitor during night and low visibility conditions. “Technology is never stagnant, and so is the case of video surveillance systems,” Baid said.3

The Security Market of North America Is Going Strong

According to Niall Jenkins, Manager, Video Surveillance & Security Services Research, 45% of surveyed North American companies reported that their budgets for security-related spend had increased in 2012. In the survey of almost 200 representatives from end users of physical security equipment across North America, 44% also said that their annual budget exceeded $100,000. Another 20% exceeded $500,000 a year. This trend illustrates that surveillance is a great way to extend your line card and increase revenue. While other technology segments might be drying up, the security industry is going strong.

Why the Surveillance and Security devices market is growing?

Terrorism and highly publicized domestic attacks have contributed to the increased awareness of security as a priority market. Events such as school violence in North America have called attention to the need for new video surveillance applications in transit, educational institutions, city centers, and border crossings. These security concerns currently drive the growth of the video surveillance software market. New analysis from Frost & Sullivan, North American Video Surveillance Software Markets, reveals that the market earned revenues and estimates has reached tow US$826.65 million in 2013.*4

US Security Monitoring Services Market

In 2010, there were approximately 6,630 establishments providing security system monitoring services, according to the U.S. Census Bureau. These businesses generated nearly $15.8 billion in revenues and employed an estimated 100,800 people who earned a total annual payroll of almost $4.4 million. Security monitoring system coverage was distributed relatively evenly among residential, commercial, and industrial locations, with the number of monitored locations totaling well over 32 million. Simple on-site burglar alarms, which may deter an intruder with their noise and attract the attention of a passerby, are usually insufficient for the higher security needs of many businesses and some residences. Security systems services provide added security by continuously monitoring property alarms for multiple clients through their own off-site central station. Accordingly, these companies often are referred to as central stations. In 2010, an estimated 18 percent of U.S. households used professionally monitored security systems and generated about $10 billion in service fees. By 2020, that figure was expected to rise to 30 percent of households.

[3]	http://www.securityhive.com/north-american-video-surveillance-market-poised-for-rapid-expansion/
[4]	http://www.securityworldmag.com/wsr/wsr_view.asp?idx=822&part_code=02&page=1

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Global Market Analysis

Global demand for private contract security services will increase 7.4 percent annually to $244 billion in 2016. China, India, Mexico, Russia, and South Africa will lead gains, but the US will remain the largest consumer. Contract guarding will continue as the most common service while alarm monitoring grows the fastest. This study analyzes the $171 billion world security service industry. It presents historical demand data for the years 2001, 2006 and 2011, and forecasts for 2016 and 2021 by service (e.g., guard services, alarm monitoring, armored transport, private prison management, consulting, private investigations), market (commercial and industrial, government and institutional, residential), world region and for 21 major countries.

Global Electronic Access Control Systems Market is expected to Reach USD 31.2 Billion in 2019

GIA announces the release of a comprehensive global report on Electronic Access Control Systems. As stated by the new market research report, US continue to remain the largest regional market. Asia-Pacific is the fastest growing regional market waxing at a CAGR of about 3.7% over the analysis period. Growth in this market will be essentially driven by factors such as fast paced economic development in emerging countries such as China and India, increase in foreign investments, rise in the number of new business establishments and increase in crime rates. By product, Card-Based Electronic Access control systems market continues to be the largest product segment, holding a lion’s share of the global market. Smart cards represent the largest revenue contributor to the card-based EACS market. Audio and Video-Based Electronic Access Control Systems market is the fastest growing product segment, waxing at a CAGR of about 6.8% over the analysis period.5

According to a new market report published by Transparency Market Research “Electronic Access Control Systems Market Global Forecast, Market Share, Size, Growth and Industry Analysis, 2014 - 2019,” the global Electronic Access Control systems market was valued at USD 15,406.1 million in 2013 and is expected to grow at a CAGR of 12.6% from 2014 to 2019, to reach an estimated value of USD 31,187.8 million in 2019. Rising terrorist attacks, vandalism, and violence in public places such as, city centers, educational institutions have made security as one of the major concern for every individual, organizations and government agencies. Advantages such as high accuracy, convenience, and time efficiency of Electronic Access Control (EAC) systems increase its attractiveness in the global security market. Need for better security system to tackle fraudulence, illegal immigration, and criminal activities have prompted the government to invest in better security systems among which EAC systems hold a major market. According to Study of Terrorism and Responses to Terrorism (START), one of the world’s top terrorism trackers, 2012 witnessed 69% rise in terror attacks and 89% increase in fatalities caused by them over 2011.

Increasing crime and terror attacks demand high end security. EAC system offers certain advantages such as high accuracy, convenience, and time efficiency over other security products, which increases its attractiveness in the global security market. Governments and private sectors across the globe are investing in better infrastructure facilities. The global market for EAC system in value term grew from USD 10.1 billion in 2009 to USD 15.4 billion in 2013, and is expected to grow to USD 31.2 billion in 2019 growing at a CAGR of 12.6%. The authentication system (largest market in 2013) increased by 13.1% CAGR during 2009-2013 to reach USD 11.7 billion in 2013. The Asia-Pacific EAC systems market is expected to record the highest CAGR growth of 16.7% to reach USD 9.6 billion in 2019. Usage of EAC system in commercial sector (largest end-user in 2013) increased by 13.9% CAGR during 2009-2013 to reach USD 4.6 billion in 2013. EAC systems market is fragmented with several players operating at global or regional level. EAC systems are the most used security systems across the globe due to reliability and authenticity.6

[5]	http://findbiometrics.com/global-electronic-access-control-market-us60-billion-by-2015-global-industry-analysts-inc/
[6]	http://www.transparencymarketresearch.com/pressrelease/electronic-access-control.htm

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World Market Shared by System Type

Closed-circuit television (CCTV) has the largest market share in world security, the largest markets being Asia and America. China represents 16 percent of the total world CCTV market, and North America has a share of 23 percent. The U.K. is the most surveyed country in Europe with an estimated 4.25 million CCTV cameras deployed. Despite this fact, because of the low-quality image delivered by the majority of the installed base of cameras, only one crime is solved for every 1,000 cameras. This is driving demand for technological improvement of all aspects of the systems. The industry has moved toward digital and networked systems, megapixel cameras and is currently addressing issues related to digital video evidence and common communication Wide-ranging application of CCTV extends from simple scene monitoring to facial-recognition technology, remote video monitoring, video smoke detection, mobile systems and automatic number-plate recognition. There is a growing trend for video analytic software, which can be programmed to intelligently analyze and respond to a changing scene. Video-analytic software is also being used to improve retail operations, such as queue monitoring, people counting and measuring traffic patterns to drive sales and customer satisfaction. Motorized pan/tilt/zoom (PTZ) cameras can detect and track intruders and new, high-definition technology is also expected to accelerate in the next few years.

Sales & Marketing Strategy

Electronic Security & Surveillance business is not different from other businesses in a sense it requires commitment over the long haul with continuous marketing and promotional campaign for attracting new customers and retaining the existing one.

Target Industries

Although, the BlueHive would offer product and services to all type of industries, organizations and businesses, but will prefer to target the following in the marketing campaign.

●	Banking and Finance
●	Chemical
●	Construction and Architecture
●	Education
●	Energy and Utilities Companies
●	Facilities Management
●	Gaming

[7]	http://www.census.gov/2010census/popmap/index.php

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●	Government/Semi Govt. Departments
●	Embassies
●	NGOs
●	Hospitals
●	Industrial Complexes
●	Manufacturing
●	Military
●	Museums and Galleries
●	Pharmaceutical
●	Retail
●	Telecommunications
●	Transportation

Marketing Initiatives

BlueHive Inc. combines a set of local and the latest advertising technologies to effectively market its products and services. The Company will rely upon the internet for most of its marketing needs. The aim of the BlueHive Inc. marketing is to generate the highest level of revenue from network and strengthen customer loyalty. One of the key responsibilities of the marketing team will be lead generation. These methods will be used for lead generation: advertising in trade journals; electronic security related events and conferences; telemarketing; user group; direct mailing; targeted sales calls; customer referrals. The basic marketing activities to sell the services of BlueHive Inc. are listed below.

●	Marketing will be done mainly through the creative leadership of the CEO.
●	Effective and timely customer support.
●	BlueHive also intends to work closely with marketing professionals to ensure that it is on the cutting edge of advertising technology.

Content Marketing

BlueHive will use content marketing tools. Its marketing team will launch integrated campaigns that not only increase engagement and generates revenue but that also leveraged the products and services company provide. The Company use message maps one-page documents that will illustrate the most important points to emphasize on a given topic.

Print and Electronic Media Marketing

The most effective marketing channels are taken into consideration while preparing the local and print media marketing strategies. The Company works closely with marketing professionals to ensure that it is on the cutting edge of advertising technology. Given this fact, marketing cost of an advertising company will be relatively low compared to the companies leveraging more traditional local and print media campaigns. However, we will not ignored local and print media marketing at all. The following is a complete breakdown of the Company’s local and print media marketing strategy.

●	Newspapers and Magazines Campaign – BlueHive plans to place many small and few full-page ads in the selective newspapers and magazines. We believe print media campaign also has the potential to deliver the essence of the company plans benefits to the target customers.

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●	Posters/broachers – Posters might be placed to the Chamber of Commerce, SME sector Associations, and other business hubs. The printed broachers and leaf let will also be distributed throughout the Canada within the target markets.
●	TV Ads – The BlueHive will give ads on all major TV channels locally and nationwide.
●	Free Basic Study Material – The Company will provide basic study material on the different security solutions free of cost for creating the awareness in the public about the product and services of BlueHive.

Internet Marketing Strategy

We will make full use of available internet marketing channels. “Online” or “Internet” marketing is comparatively cost-effective than the traditional “Local and Print Media” marketing campaigns. The following is a complete breakdown of the Company’s internet marketing strategy.

●	Website Development – BlueHive’s website will be developed in the first step of Internet marketing. The website will be updated regularly and will be full with information regarding all product and services and different customized security solutions as per the need of the customers.
●	Listing in Online Directories and Magazines – The efforts will be made to list the name of the Company in all local and international online directories and yellow pages. Online directories and magazines playing critical role of Internet marketing.
●	Search Engine Optimization (SEO) – The Company will look into hiring a part time SEO specialist to work on improving the visibility of the website on all major search engines such as: Google, Bing, Ask, Yahoo, etc.
●	Paid Advertisement (Google AdSense, Facebook, etc.) – Organic SEO takes longer time to show results. It could take from 3 months to as long as 1 year or 2 to be more fruitful. Therefore, along with traditional search engine techniques, the Company may consider paid advertisements to gain a quick customer base. Initially, this will mean paid advertisements with Google and Facebook to display company website ads on all major search results and Facebook pages. The paid advertising campaign will last as the traditional SEO start showing some results.
●	Social Media Marketing – Social Media has proven itself the most cost-effective and efficient medium to communicate with the potential clients. BlueHive hopes to make full use of all popular Social Media channels such as Facebook, Twitter, YouTube, and Google+, etc. Advertisement will also be placed on the Social Media sites to entice more and more customers.
●	YouTube Commercials – Another important channel to market the website effectively to a selected range of target audience is through YouTube commercials. The Company may place properties promo videos on YouTube. This will be a cost-effective and customer focused marketing strategy.
●	Professional Networking – BlueHive. would build a professional network of industry experts mainly through online efforts such as LinkedIn etc.
●	Blog – A dedicated blog to educate website visitors about the important information and latest happening in the area about security devices will be useful.
●	RSS and Newsletters – Really Simple Syndication (RSS) and Newsletters will be the main features of the website. This strategy will keep the customers glued to the website.

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Mobile Marketing

Bluehive will also consider Mobile as part of its marketing campaign. The Company may use the following Mobile Marketing tools:

●	SMS Marketing- SMS marketing is one of the most popular forms of mobile marketing. This is because the customers get a clear idea of the product or service directly from the organization to their handset.
●	SMS coupons marketing- Mobile Coupons is the latest technology which has been popular from last few years to send location based, discount and offer based text messaging to the potential members. Text messaging based mobile coupons has shown great result in instant improve in sales. The Company may also consider using SMS coupons marketing.

Competitive Analysis

The electronic security business is very competitive and has low barriers to entry. We plan to first compete locally, and then eventually compete nationally. Based on our research of advertisements done by our competitors, we believe many of them are engaged with small companies and some are affiliated with the distributors. We do not believe any one company holds a dominant share of the local or nationwide market on which we are focused. As a relatively new company with very limited reputation in the industry at this point, our strategy is to utilize our knowledge of the local security market and customize an investment strategy that would best meet the needs of each and every single one of our customer.

Barriers to entry

Barriers to entry in this industry are moderate, as the top four industry players are expected to account for just under 28.0% of total industry revenue in 2014. However, there are more than 11,000 enterprises operating in this industry only in the United States. This industry is highly labor intensive, but it has minimal capital requirements. Start-up costs, which are typically associated with hiring experts and installing surveillance systems, are relatively small.

Major Competitors

Following are the major competitors in the area:

ADT Security Services Inc - ADT Security Services Inc., purchased Broadview Security for around $2 billion, creating a security giant that held almost one-third of the U.S. residential security systems market in the early 2010s. The new, larger ADT provided electronic security monitoring services to about 7 million customers in business, consumer, and government markets in North America and Europe.

Securitas Security Services- Securitas Security Services North America provided investigation services and guards to residential, business, and government clients in North America through 19 business units and 600 branch offices worldwide and employed more than 22,000 people.

G4S Secure Solutions Inc. offered even more diverse security services, such as private prison management, security employee staffing, and security services in sensitive markets such as background investigations and facilities in airports, nuclear power plants, and embassies. As such, G4S was likely the most illustrative of the continuing trend of leading security systems industry firms toward operating as part of a consolidated corporate structure composed of a variety of security services. G4S had revenues of $914 million in 2011.

SafeTech- SafeTech achieves the highest level of protection for clients with the lowest ‘rate of loss’ in the industry by combining security guard services together with state of the art detection devices, video sureveillance and software. All security services are centrally controlled and monitored on a 24 hour basis by our Central Dispatch Centre. SafeTech takes multifaceted security approach to effectively reduce personal property loss by combining together various security techniques including hardware, software and manpower.

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Alliance Security System- Alliance Security Systems is the most trusted business and home security company in the Greater Toronto Area. The company is expert in installing safety devices in business sectors, home Alarm Security System Toronto, DVR safety system equipment, monitoring equipment and cameras. The company also excel in installing Wireless Burglar Alarm System Toronto as well as video surveillance systems. Offering clients the most recent and the most innovative products designed for safety, Alliance Security System also ensure to offer high-quality customer services for the wired or Wireless Burglar Alarm System.

Fitch Surveillance – Most of Fitch business comes from referrals, and for good reason. In business for more than 30 years, fitc have developed a solid reputation in the GTA for providing effective, quality, integrated security solutions and a professional, knowledgeable staff. The company utilize the most advanced technologies and IP solutions available in the industry, and maintain an extensive fleet of highly trained technicians.

SEQ Security Surveillance Services Inc- SEQ Security Surveillance Services Inc. is a Toronto based video security company. SEQ has been installing and servicing video security CCTV camera, retail business analytics CCTV cameras, access control and telephone entry systems for over 12 years all across Canada. SEQ specialized in design and install CCTV camera systems in retail store chains, integrate cctv camera and access control system in apartment, condominium markets, as well CCTV camera installation and service for industrial commercial building and warehouses, Based in Toronto, service throughout Ontario. SEQ’s trained security system technician promise support within 24 hours, seven days a week.

Force One- Force One is Dallas Texas base company Specializing in customized, cost-effective methods of securing and protecting business and personal assets. Force One utilizes trained and licensed professionals in all of divisions.

ESST- ESST is committed to providing the very best proven technology to meet the demands of today’s security consumer. The company provides a variety of security systems services ranging from full spectrum design, planning, budgeting, installation and follow on service for integrated security systems.

Competitive Edges

Electronic security and surveillance industry is one of the fastest emerging technologies industry. Electronic security devices are being deployed and used by big and small companies and businesses today. Most of the time, companies and individuals are doubtful about the results and maintenance, BlueHive is competitive enough to provide 100% results with lowest maintenance cost. BlueHive would provide the solutions that best fit and meet the business needs of the customers. BlueHive believes it has the following competitive edges over its competitors:

●	The founder of the BlueHive has extensive exposure and expertise in the background that will be utilized in the Canada and USA.
●	Solar Labs Canada will also be the division of BlueHive for providing Solar system solutions.
●	The founder of the BlueHive has strong association with GE, UTC and other famous companies and brands like LENEL, EDWARD, KIDDE, CHUBB, CHEMETRON, AUTRONICA, FIREX, FIREYE, GLORIA, GUARDALLHALL AND KAY, INTERLOGIX, ONITY, SISYS, SUPRA etc. BlueHive will get authorization/dealership in Canada and USA.
●	BlueHive is based at such geographical areas which are the business hubs of Canada and USA and electronic security/surveillance market is emerging.
●	BlueHive will provide services to the customers door step 24/7 which is great demand of the area.
●	BlueHive will use its DigiWatch experience and a diverse approach of business.
●	The team of BlueHive has experience in how cost-efficient solutions could be provided to the business.

Employees

Currently, the Company has one employee, its sole officer and director.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Plan of Operation

Our plan of operation for the next 12 months is to continue providing the security management products and services, as well as growing and expanding our business, both in revenue and in locations of operations. The following criteria for the milestones are based on estimates derived from research and marketing data accumulated by our sole officer and director. We will require the funding from our offering in order to fully implement our business plan.

The following table below outlines our needs over the next twelve months. In order to successfully carry out our stated goals and maintain our current and planned operations through the next twelve months, Bluehive would need $1.4 million in additional capital. They are estimates only and the actual amount of proceeds realized may differ from the amounts summarized below.

These funds will be used for purchasing inventory, office expansion, salaries, marketing & promotional expenses, purchasing of fixed assets, operational expenses, cash & cash equivalent assets and preliminary expenses. The table below highlights the different requirements.

Summary of Needs	Amount (USD)
SEC reporting costs	$20,000
Purchasing of Surveillance and security equipment (Inventory)	$450,000
Office Cost at Toronto and Office Setup Costs in Dallas	$120,000
Salaries of staff	$230,000
Marketing & Promotional Expenses	$200,000
Purchasing of Fixed Assets	$80,000
Operational Expenses	$140,000
Cash and Cash Equivalent Assets	$100,000
Website Development, SEO and optimization	$30,000
Other Expenses	$30,000
Total Requirements	$1,470,000

Liquidity

Currently, we are relying on equity capital from our President of $5,000 and the $39,850.00 raised from thirty-two shareholders pursuant to Regulation S of the Securities Act of 1933, as well as the sales of our products and services. Currently, we pay costs associated with running a business on a day to day basis.

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As of September 30, 2016, we had cash on hand of $579 with current liabilities of $4,658. We have incurred an aggregate loss from inception through September 30, 2016 of $7,123. We used cash of $2,897 in operating expenses from inception through September 30, 2016.

We believe that we will need a minimum of $1.47 million in capital in order to maintain our current and planned operations through the next twelve months. They are estimates only and derived from research and marketing data accumulated by our sole officer and director. We anticipate to incur up to $25,000 in offering expenses, $20,000 in SEC reporting and compliance, $230,000 in advertising and marketing, $200,000 office setup costs, $80,000 Purchase of fixed assets, $140,000 in operating and equipment, $450,000 purchase of inventory, $ 230,000 startup staff salaries, $ 100,000 Cash and cash equivalent Assets, and $30,000 to maintain our other preliminary functions over the next twelve months. We intend to raise the capital through the sale of shares of our common stock and through the sale of our products and services.

To the extent that our capital resources are insufficient to meet current or planned operating requirements, we will seek additional funds through equity or debt financing, collaborative or other arrangements with corporate partners, licensees or others, and from other sources, which may have the effect of diluting the holdings of existing shareholders. The Company has no current arrangements with respect to, or sources of, such additional financing and we do not anticipate that existing shareholders will provide any portion of our future financing requirements.

No assurance can be given that additional financing will be available when needed or that such financing will be available on terms acceptable to the Company. If adequate funds are not available, we may be required to delay or terminate expenditures for certain of its programs that it would otherwise seek to develop and commercialize. This would have a material adverse effect on the Company.

Results of Operations

Results of Operations for the year ended December 31, 2015 compared to December 31, 2014

Revenue and Cost of Goods Sold

During the year ended December 31, 2015, the Company had $nil in revenue, as compared to $nil for the year ended December 31, 2014, and incurred $nil on Cost of Goods Sold as compared to $nil for the year ended December 31, 2014. The company is still in the development stage and has not recorded any revenue yet.

Revenue and Cost of Goods Sold

During the year ended December 31, 2015, the Company had $nil in revenue, as compared to $nil for the year ended December 31, 2014, and incurred $nil on Cost of Goods Sold as compared to $nil for the year ended December 31, 2014. The company is still in the development stage and has not recorded any revenue yet.

Other Expense

During the year ended December 31, 2015, the Company incurred $5,034, as compared to $nil in the year ended December 31, 2014. The company began operations in February 2015 and therefore incurred no expenses during the year ended December 31, 2014.

Net Loss

The Company’s net loss for the year ended December 31, 2015 was $5,034, compared to $nil for the year ended December 31, 2014. The company began operations in February 2015 and therefore incurred no losses during the year ended December 31, 2014.

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Liquidity and Capital Resources

As of December 31, 2015, we had cash of $823, negative working capital of $752 and an accumulated deficit of $5,034, compared to $nil $nil, $nil, respectively, for the year ended December 31, 2014. The company began operations in February 2015 and therefore had no operations during the year ended December 31, 2014.

Cash flows used in operating activities

During the year ended December 31, 2015, the Company used cash flows in operating activities of $1,511, as compared to $nil for December 31, 2014. The company began operations in February 2015 and therefore had no operations during the year ended December 31, 2014.

Cash flows provided by financing activities

During the year ended December 31, 2015, the Company was provided $4,881 of cash flows from financing activities, compared to $nil at December 31, 2014. The company began operations in February 2015 and therefore had no operations during the year ended December 31, 2014.

Results of Operations for the nine months ended September 30, 2016 compared to September 30, 2015

During the nine months ended September 30, 2016, the Company had $nil of revenue and incurred $954 on general and administrative expenses and $1,135 on professional fees. During the nine months ended September 30, 2015, the Company had $nil revenue and incurred $1,386 on general and administrative expenses and $2,680 on professional fees. More expenses were incurred in the nine months ended September 30, 2015 due to the additional professional fees required to perform the audit for the year ended December 31, 2015.

Other Expense

During the nine months ended September 30, 2016, the Company incurred interest expenses of $nil. During the three months ended September 30, 2015, the Company incurred $nil in interest expenses.

Net Loss

The Company’s net loss for the nine months ended September 30, 2016 was $2,089. The Company’s net loss for the nine months ended September 30, 2015 was $4,066. More expenses were incurred in the nine months ended September 30, 2015 due to the additional professional fees required to perform the audit for the year ended December 31, 2015.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditures.

As of September 30, 2016, we had a cash balance of $579. We do not have sufficient funds to operate for the next twelve months. There can be no assurance that additional capital will be available to the Company. We currently have no agreements, arrangements or understandings with any person or entity to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company.

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Going Concern Consideration

The accompanying condensed consolidated financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and liabilities and commitments in the normal course of business. The accompanying condensed consolidated financial statements do not reflect any adjustments that might result if the Company is unable to continue as a going concern. During the nine months ended September 30, 2016, the Company incurred a net loss from continuing operations of $2,089 and cash used in operating activities was $954. As of September 30, 2016, the Company had a working capital of $5,199 and a shareholders’ deficit of $7,123. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The ability of the Company to continue as a going concern and appropriateness of using the going concern basis is dependent upon, among other things, an additional cash infusion and an identification of new business opportunities. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on operations, in the case of debt financing, or cause substantial dilution for our stock holders, in case of equity financing.

During the year ended December 31, 2015, we received CAD$6,939.93 in financing through a Regulation S offering under the Securities Act of 1933. During the nine months ended September 30, 2016 we received CAD$8,350 in financing through a Regulation S offering under the Securities Act of 1933. Although our proceeds from the offering of shares of common stock is currently sufficient to fund our operating expenses, we anticipate we will need to raise additional funds in the future so that we can expand our operations. Therefore, our future operations are dependent on our ability to secure additional financing. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. However, the trading price of our common stock and a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital may restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we may have to curtail our marketing and development plans and possibly cease our operations.

Off-balance Sheet Arrangements

Since our inception through September 30, 2016, we have not engaged in any off-balance sheet arrangements.

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DESCRIPTION OF PROPERTY

Bluehive, Inc.’s corporate and operational offices are headquartered at 5502 Waterwind Cres., Mississauga, Ontario, Canada L5M 0G4. The office premises is currently been rented for $950 per month.

LEGAL PROCEEDINGS

We are not a party to any material or legal proceeding and, to our knowledge, none is contemplated or threatened against the Company or Mr. Nawaz.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Board of Directors currently consists of one member. Bluehive concluded that the following individual should serve as our director based on his education and over 10 years’ experience of managing the security systems in Pakistan. Bluehive believes that his experience would be beneficial to the Company. The director holds office until his successor is duly elected by the stockholders. The executive officer serves at the pleasure of the Board of Directors. Our current director and executive officer is:

Name	Age	Position	Year Appointed

Tariq Nawaz	47	President, Treasurer, Secretary and Director	2014

Tariq Nawaz – President, Treasurer, Secretary, and Director – Mr. Nawaz is a Canadian citizen and the Director and founder of BlueHive Inc.

Tariq Nawaz has over 15 years of product experience working with some of the leading brands such as GE, UTC, Honeywell, Lenel, HID, Mercury Security and many more. His engineering, IT and telecom background mixed with his masters degree in business from the US enables him to understand the underlying technologies in areas of surveillance, alarms, fire and access. During the course of his education and professional career, Tariq Nawaz was based in Dallas USA, London UK, Dubai UAE, Lahore Pakistan and travelled all across Europe, Far east, Middle East, North America. MR. Nawaz has good understanding of the market dynamics in all those regions.

In 2004, Tariq Nawaz established a company by the name of Digiwatch Systems as a sole proprietor in Pakistan. This company was later incorporated as a “Single Member Corporation – SMC” and became Digiwatch Systems SMC Pvt. Ltd. By the year 2010, Digiwatch Systems SMC Ltd. had expanded to have 3 offices in major cities of Pakistan with over 75 full time employees working for it. Digiwatch Systems SMC Pvt. Ltd. operated as systems integrator and the only authorized business partners of GE Security USA for Pakistan region. Digiwatch was a direct importer of equipment from major brands like GE Security USA, UTC, HID, BRICKCOM, MERCURY SECURITY USA, and a number of brands spread all across the globe. Digiwatch System provided CCTV, access, fire and intrusion solutions to some of the leading corporations in Pakistan including Telenor, Schlumberger, Weatherford Oil Tools, Mobilink, NAB, Pepsi, National Bank and more. Main clients also included some of the embassies and namely the US embassy in Islamabad. Digiwatch Systems deployed security and intrusion for over 400 houses of the US embassy expats spread all over Pakistan, ranging from Karachi to Peshawar. Digiwatch System deployed CCTV and surveillance solutions for Telenor’s sales centers, MSCs and BSCs (equipment and infrastructure sites). Telenor is Pakistan’s second largest telecom wireless service provider. From the period of incorporation of Telenor in Pakistan 2004, till 2012 over 500 sites were installed using GE surveillance solutions and some other brands. These sites were then converged to the centrally monitored locations in Islamabad head office and Lahore regional office. Till 2004 Digiwatch Systems was the only company that was providing surveillance related services to Telenor and Schlumberger.

Tariq Nawaz has now moved to Toronto, Canada and plans to expand operations of BLUEHIVE Inc. to North America using his extensive experience in security industry.

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Board Committees

Audit committee

We do not have a separately-designated standing audit committee. The Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board of Directors when performing the functions that would generally be performed by an audit committee. The Board of Directors approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board of Directors reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including /fees to be paid to the independent auditor and the performance of the independent auditor.

Compensation and Nominations Committees

We currently have no compensation or nominating committee or other board committee performing equivalent functions. Currently, the member of our Board of Directors participates in discussions concerning executive officer compensation and nominations to the Board of Directors.

Code of Conduct and Ethics

We have not adopted a Code of Ethics, as required by sections 406 and 407 of the Sarbanes-Oxley Act of 2002. Our management believes that the size of our company and current operations at this time do not require a code of ethics to govern the behavior of our officer. We anticipate that we will adopt a code of ethics once we are in a position to do so.

Indemnification of Executive Officers and Directors

The Nevada Revised Statutes permits indemnification of directors, officers, and employees of corporations under certain conditions subject to certain limitations. In the event that a claim for indemnification (other than the payment by us of expenses incurred or paid by our director and officer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is appropriate and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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EXECUTIVE COMPENSATION

No officer or director have received annual compensation since the inception of the Company. There has been no compensation awarded to, earned by, or paid to the named executive officer or director.

As our business progresses and grows, we expect to hire and begin paying salaries to other officers and directors. We also expect to hire part-time and full-time employees and consultants who will be paid compensation and consulting fees.

Stock option plan

We do not have a stock option plan and we have not issued any warrants, options or other rights to acquire our securities. However, we intend to adopt an incentive and non-statutory stock option plan in the future.

Employee Pension, Profit Sharing or other Retirement Plans

We do not have a defined benefit, pension plan, profit sharing or other retirement plan, although we may adopt one or more of such plans in the future.

Director’s compensation

At present, we do not pay our director for attending meetings of our Board of Directors, although we may adopt a director compensation policy in the near future.

Related Party Transactions

We received our initial funding of $5,000 through the sale of common stock to Mr. Nawaz who purchased 500,000 shares of our Common Stock on October 14, 2014. There were 3,000,000 stocks purchased by Mr. Tariq Nawaz against services rendered by the CEO on January 10, 2017. The Company has no employment contracts at this time.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of February 14, 2017, the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our director, or executive officer and our executive officer and director as a group. To the best of our knowledge, the person named has sole voting and investment power with respect to such shares, except as otherwise noted. There are no known pending or anticipated arrangements that may cause a change in control.

		Percentage of Outstanding Common Stock
	Shares Beneficially	Prior to	After
Name and Address of Beneficial Owner	Owned (1)	Offering	Offering

Tariq Nawaz 5502 Waterwind Cres., Mississauga, Ontario, Canada L5M 0G4	3,500,000	44%	44	%(2)

Officer with Director as a group (1)	3,500,000	44%	44	%(2)

(1)	Includes all shares each director and officer has the right to acquire within sixty days.
(2)	Assumes that all of the shares being offered are sold.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

To the best of the Company’s knowledge, there are no transactions during the Company’s last two full fiscal years and the current fiscal year or any currently proposed transaction, involving the issuer, in which: i) the amount involved exceeds the lesser of $120,000 or one percent of the average of the issuer’s total assets at year end for its last three fiscal years; and ii) any related person had or will have a direct or indirect material interest.

Future sales by existing stockholders

A total of 3,500,000 shares of common stock were issued to our sole officer and director, all of which are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. As we are a “shell company”, Rule 144 would not be available for the resale of restricted securities by our stockholders until we have complied with the requirements of Rule 144(i). Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

There is no public trading market for our common stock. There are no outstanding options or warrants to purchase, or securities convertible into, our common stock. There is one holder of record for our common stock. The record holder is our sole officer and director who owns 3,500,000 restricted shares of our common stock.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 7,500,000 shares of common stock, $.01 par value per share, of which 7,485,00 shares are issued and outstanding. Each outstanding share of common stock is entitled to one vote, either in person or by proxy, on all matters that may be voted upon by their holders at meetings of the stockholders. The Board of Directors may not cause a reverse split of the outstanding common stock of the Company without an affirmative vote of the holders of 50% of the capital stock of the corporation entitled to vote or by the consent of the stockholders. Shares of common stock of the Company may be issued from time to time without prior approval by the stockholders. Common stock may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of common stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.

Preferred Stock

We are not authorized to issue preferred stock.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no public trading market for our common stock and a regular trading market may not develop, or if developed, may not be sustained. Unless and until a trading market exists, a stockholder in all likelihood will not be able to resell his or her securities should he or she desire to do so. While we will endeavor to have our common stock listed for trading on the OTC Markets (OTCQB), there is no assurance that we will be able to do so. We have no current proposals, arrangements, or understandings with any person with regard to the development of a trading market in our common stock.

The process for listing a company’s shares for trading on the OTCQB is a lengthy one. The process requires a market maker to file a listing application with FINRA on our behalf. The application is reviewed by FINRA and may or may not be approved. The process of seeking OTCQB listing can take 60 days or more to complete and any listing is contingent on FINRA approving our application. If our application is approved, FINRA will assign us a trading symbol which will then become listed and quoted on the OTCQB. Being listed on the OTCQB will facilitate buyers and sellers to consummate purchases and sales of our stock as well as allowing the market price to adjust to reflect current valuations of our business. We do not anticipate engaging a market maker to initiate the OTCQB listing application until this offering has been completed.

Conflict of Interest

The current officer and director of the Company shall devote full-time to the Company. If a specific business opportunity becomes available, such person may face a conflict in selecting between our business interest and their other business interests. The policy of the Board is that any personal business or corporate opportunity incurred by an officer or director of the Company must be examined by the Board and turned down by the Board in a timely basis before an officer or director can engage or take advantage of a business opportunity which could result in a conflict of interest.

None of the following parties has, since the date of incorporation, had any material interest, direct or indirect, in any transaction with the Company or in any presently proposed transaction that has or will materially affect us:

●	The officer and director;
●	Any person proposed as a nominee for election as a director;
●	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to the outstanding shares of common stock;
●	Any relative or spouse of any of the foregoing persons who have the same house as such person.

As per the definition of a “promoter”, generally defined as anyone involved in the formation of the issuer, Mr. Nawaz, the incorporator of the Company, would be considered a “promoter.”

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The term “promoter” includes: i) any person who, acting alone or in conjunction with one or more persons, directly or indirectly takes initiative in founding and organizing the business or enterprise of an issue; or ii) any person who, in connection with the founding and organizing of the business or enterprise of an issuer, directly or indirectly receives in consideration of services or property, or both services and property, 10 percent or more of any class securities of the issuer or 10 percent or more of the proceeds from the sale of any class of such securities. However, a person who receives such securities or proceeds either solely as underwriting commissions or solely in consideration of property shall not be deemed a promoter within the meaning of this paragraph, if such person does not otherwise take part in founding and organizing the enterprise.

Other than Mr. Nawaz, there are no promoters being used in relation with this offering. No persons who may, in the future, be considered a promoter will receive or expect to receive any assets, services or other consideration from the Company. No assets will be or are expected to be acquired from any promoter on behalf of the Company.

Penny Stock Considerations

Our common stock will be deemed to be “penny stock” as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser’s written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with his or her spouse is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer’s account, the account’s value and information regarding the limited market in penny stocks; and

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction, prior to conducting any penny stock transaction in the customer’s account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to buy or sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our common stock even if our common stock becomes publicly traded. In addition, the liquidity for our common stock may be decreased, with a corresponding decrease in the price of our common stock. Our shares are likely to be subject to such penny stock rules for the foreseeable future.

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Common Stock Currently Outstanding

As of February 22, 2017, all of our currently outstanding shares consist of 7,485,000 shares of restricted common stock.

Holders

As of the date of this registration statement, we had 32 stockholder of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying any dividends in the foreseeable future. We plan to retain future earnings, if any, for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Stockholders

We are currently not subject to the information and reporting requirements of the Securities Exchange Act of 1934 but will be following the effectiveness of this registration statement. At that time, we will file all necessary periodic reports, and other information with the SEC. We intend to send annual reports to our stockholders containing audited financial statements.

Transfer Agent

VStock Transfer LLC is the registrar and transfer agent for our Common Stock.

Recent Sales of Unregistered Securities

Since inception, the Company completed the following unregistered sales of equity securities, each pursuant to a stock purchase agreement, all pursuant to Regulation S:

Name	Date Aquired	Amount	Cost per Share	No of Shares
1814343 Ontario Inc.	November 14, 2015	$500.00	$0.001	50,000
Muhammad Khurram Khalil	February 10, 2015	$500.00	$0.001	50,000
Saphena A. Lalani	February 10, 2015	$500.00	$0.001	50,000
Baber Zaheer Ahmed	February 18, 2015	$500.00	$0.001	50,000
Rizwana Waqar	February 17, 2015	$500.00	$0.001	50,000
Rehan Saeed	March 5, 2015	$500.00	$0.001	50,000
Abeer Zuberi	March 5, 2015	$500.00	$0.001	50,000
Ishrat Saeed	February 25, 2015	$500.00	$0.001	50,000
Mohammad Saeed	February 25, 2015	$500.00	$0.001	50,000
Rehan Saeed	August 11, 2016	$5,000.00	$0.001	500,000
Bushra Alam	August 15, 2016	$500.00	$0.001	50,000
Husna Fareed	August 15, 2016	$500.00	$0.001	50,000
Bushra Fareed	August 15, 2016	$500.00	$0.001	50,000
Khalid Shoaeb	August 15, 2016	$500.00	$0.001	50,000
Sabrina Saddique	August 15, 2016	$500.00	$0.001	50,000
Uzma Nawaz Ch	August 26, 2016	$500.00	$0.001	50,000
Imran Riaz Ch	August 26, 2016	$500.00	$0.001	50,000
Usman Sikander	August 31, 2016	$500.00	$0.001	50,000
Jasbir Gill	October 6, 2016	$500.00	$0.001	50,000
Rehan Saeed	October 6, 2016	$5,000.00	$0.001	500,000
Sandeep Gill	October 6, 2016	$500.00	$0.001	50,000
Miss Nicole Gill	October 6, 2016	$500.00	$0.001	50,000
Zoya Koroid	October 6, 2016	$500.00	$0.001	50,000
Sana Usman	October 18, 2016	$500.00	$0.001	50,000
Waqas Waqar	October 27, 2016	$500.00	$0.001	50,000
Aneela Husain	October 21, 2016	$500.00	$0.001	50,000
Nabeela Tariq	October 28, 2016	$500.00	$0.001	50,000
Salar Waqar	October 28, 2016	$500.00	$0.001	50,000
Zeeshan Saeed	October 26, 2016	$500.00	$0.001	50,000
Umar Warraich	October 28, 2016	$500.00	$0.001	50,000
Ahmed Waqar	October 31, 2016	$500.00	$0.001	50,000
Farhan Abbas	November 3, 2016	$200.00	$0.001	20,000
2161462 ONTARIO INC.	December 12, 2016	$150.00	$0.001	15,000
Jazbir Gill	December 13, 2016	$5,000.00	$0.001	500,000
Zeeshan Saeed	December 20, 2016	$5,000.00	$0.001	500,000
Rehan Saeed	December 21, 2016	$5,000.00	$0.001	500,000

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DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of the Nevada Revised Statutes, contain provisions which allow the Company to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in or not opposed to the best interest of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our director, officer and controlling person, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

EXPERTS

Financial Auditors

Current financial statements for the period from inception included in this prospectus have been so included in reliance on the report of SRCO Professional Corporation, independent public accountant, given on that firm’s authority as experts in auditing and accounting.

Legal Counsel Providing Legal Opinion

The validity of the issuance of the shares of common stock will be passed upon for the company by McMurdo Law Group, LLC Counsel has additionally consented to its opinion being included as an exhibit to this filing. Additionally, counsel has consented to being named in the prospectus.

The legal counsel that passed their opinion on the legality of these securities is:

McMurdo Law Group, LLC

28 West 44th Street, 16th Floor

New York, NY 10036

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (File Number 333-_____________) under the Securities Act of 1933 regarding the shares of common stock offered hereby. This prospectus does not contain all of the information found in the registration statement, portions of which are omitted as permitted under the rules and regulations of the SEC. For further information regarding us and the securities offered by this prospectus, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the terms of those documents. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement and other information that we file with the SEC are available at the SEC’s website.

We intend to make available to our stockholders annual reports (on Form 10-K) containing our audited consolidated financial statements and make available quarterly reports (on Form 10-Q) containing our unaudited interim consolidated financial information for the first three fiscal quarters of each of our fiscal years.

If you are a stockholder, you may request a copy of these filings at no cost by contacting us at:

Bluehive, Inc.

5502 Waterwind Cres., Mississauga

Ontario, Canada L5M 0G4

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Financial Statements

BLUEHIVE, INC.

For the three and nine months ended September 30, 2016 and 2015 (unaudited)

For the year ended December 31, 2015 and period from October 13, 2014 (Inception) to December 31, 2014 (audited)

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Bluehive, Inc.

We have audited the accompanying balance sheets of Bluehive, Inc. [the “Company”] as of December 31, 2015, and 2014, and the related statements of operations and comprehensive loss, stockholders’ deficiency, and cash flows for the year ended December 31, 2015 and period from October 13, 2014 (Inception) to December 31, 2014. The Company’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2015, and 2014, and the results of its operations and its cash flows for the year ended December 31, 2015 and period from October 13, 2014 (Inception) to December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has incurred recurring losses from operations and has a working capital deficiency and an accumulated deficit that raises substantial doubts about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SRCO Professional Corporation

CHARTERED PROFESSIONAL ACCOUNTANTS

Richmond Hill, Ontario, Canada	Authorized to practise public accounting by the

December 29, 2016	Chartered Professional Accountants of Ontario

F-2

BALANCE SHEETS

	As at September 30, 2016	As at December 31, 2015	As at December 31, 2014
	(unaudited) $	(audited) $	(audited) $
CURRENT ASSETS
Cash	579	823	—
Due front a shareholder [Note 5]	3,822	—
Due front a related party [Note 5]	5,456	2,547	—
TOTAL ASSETS	9,857	3,370	—

CURRENT LIABILITIES
Accrued liabilities	4,658	3,523	—
Due to a shareholder [Note 5]	—	599	—
TOTAL LIABILITIES	4,658	4,122	—

STOCKHOLDERS’ DEFICIENCY
Common stock, $0.01 par value, 7,500,0 00 authorized, nil shares issued and outstanding as at September 30, 2016, December 31, 2015 and December 31, 2014 respectively [Note 6]	—	—	—
Shares to be issued, 1,350,000, 450,000 and nd shares to he issued as at September 30, 2016, December 31, 2 015 and December 31, 2014 respectively [Note 6]	13,500	4,500
Additional paid-in-capital	(1,178)	(218)	—
Accumulated deficit	(7,123)	(5,034)	—
Total stockholders’ deficiency	5,199	(752)	—
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	9,857	3,370	—

Subsequent events [Note 9]

See accompanying notes to financial statements

F-3

STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three months	Three months	Nine months	Nine months		Period from October 13, 2014
	ended September 30,	ended September 30,	ended September 30,	ended September 30,	Year ended December 31,	(Inception) to December 31.
	2016	2015	2016	2015	2015	2014
	(unaudited) $	(unaudited) $	(unaudited) $	(unaudited) $	(audited) $	(audited) $

REVENUE	—	—	—	—	—	—
EXPENSES
General and administrative expenses	877	880	954	1,386	1,511	—
Professional fees	383	859	1,135	2,680	3,523	—
TOTAL OPERATING EXPENSES	1,260	1,739	2,089	4,066	5,034	—
NET LOSS BEFORE INCOME TAXES	(1,260)	(1,739)	(2,089)	(4,066)	(5,034)	—
Income taxes [Note 8]	—	—	—	—	—	—
NET AND COMPREHENSIVE LOSS	(1,260)	(1,739)	(2,089)	(4,066)	(5.034)	—
LOSS PER SHARE, BASIC AND DELETED	—	—	—	—	—	—
COMMON SHARES OUTSTANDING	—	—	—	—	—	—

See accompanying notes to financial statements

F-4

STATEMENTS OF STOCKHOLDERS’ DEFICIENCY

	Common stock		Additional paid-in-	Accumulated
	Shares	Amount	capital	deficit	Total
		$	$	$	$
Balance, October 13, 2014 (Inception)	—	—	—	—	—
Issuance of share subscriptions for cash [Note 7]	—	—	—	—	—
Net loss	—	—	—	—	—
Balance, December 31, 2014 (audited)	—	—	—	—	—
Issuance of share subscriptions for cash [Note 7]	450,000	4,500	(218)	—	4,282
Net loss	—	—	—	(5,034)	(5,034)
Balance, December 31, 2015 (audited)	450,000	4,500	(218)	(5,034)	(752)
Issuance of share subscriptions for cash [Note 7]	900,000	9,000	(960)	—	8,040
Net loss	—	—	—	(2,089)	(2,089)
Balance, September 30, 2016 (unaudited)	1,350,000	13,500	(1,178)	(7,123)	5,199

See accompanying notes to financial statements

F-5

1. NATURE OF OPERATIONS

Bluehive, Inc. [the “Company”] was incorporated on October 13, 2014 under the laws of the State of Delaware. The Company provides digital security to consumers such as CCTV and Access Control solutions.

2. BASIS OF PRESENTATION AND MEASUREMENT

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and the presentation currency is United States dollars (“USD”).

3. GOING CONCERN

The financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company has incurred recurring losses from operations and as at September 30, 2016, December 31, 2015 and 2014 had an accumulated deficit of $7,123, $5,034 and $nil, respectively. Management anticipates the Company will attain profitable status and improve its liquidity through continued business development and additional debt or equity investment in the Company. The Company’s continued existence is dependent upon its ability to continue to execute its operating plan and to obtain additional debt or equity financing. There can be no assurance that the necessary debt or equity financing will be available, or will be available on terms acceptable to the Company, in which case the Company may be unable to meet its obligations. Should the Company be unable to realize its assets and discharge its liabilities in the normal course of business, the net realizable value of its assets may be materially less than the amounts recorded in the financial statements. The financial statements do not include any adjustments relating to the recoverability of recorded asset amounts that might be necessary should the Company be unable to continue in existence.

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash

Cash includes cash on hand and balances with banks.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas involving significant estimates and assumptions include: deferred income tax assets and related valuation allowance and accruals. Actual results could differ from those estimates. These estimates are reviewed periodically, and, as adjustments become necessary, they are reported in earnings in the period in which they become known.

Earnings (Loss) Per Share

The Company has adopted the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 260-10 which provides for calculation of “basic” and “diluted” earnings per share. Basic earnings per share includes no dilution and is computed by dividing net income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Diluted earnings per share exclude all potentially dilutive shares if their effect is anti-dilutive. There were no potentially dilutive shares outstanding as at September 30, 2016 and 2015, and December 31, 2015 and 2014.

F-6

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The functional currency of the Company is United States dollars. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Non-monetary assets and liabilities are translated using the historical rate on the date of the transaction. All exchange gains or losses arising from translation of these foreign currency transactions are included in net income (loss) for the year. The translation gains and losses resulting from the changes in exchange rates are reported in accumulated other comprehensive gain (loss).

Fair Value of Financial Instruments

ASC 820 defines fair value, establishes a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities. ASC 820-10 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820-10 also establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

●	Level 1 – Valuation based on quoted market prices in active markets for identical assets or liabilities.

●	Level 2 – Valuation based on quoted market prices for similar assets and liabilities in active markets.

●	Level 3 – Valuation based on unobservable inputs that are supported by little or no market activity, therefore requiring management’s best estimate of what market participants would use as fair value.

In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments or interest rates that are comparable to market rates. These financial instruments include cash. The Company’s cash, which is carried at fair value, is classified as a Level 1 financial instrument. The Company’s bank accounts are maintained with financial institutions of reputable credit, therefore, bear minimal credit risk.

Income Taxes

The Company accounts for income taxes in accordance with ASC 740. The Company provides for federal and provincial income taxes payable, as well as for those deferred because of the timing differences between reporting income and expenses for financial statement purposes versus tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recoverable or settled. The effect of a change in tax rates is recognized as income or expense in the period of the change. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

F-7

4. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recently Issued Accounting Pronouncements

The Company adopted the accounting pronouncement ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” issued by the Financial Accounting Standards Board (“FASB”) to update guidance on how companies account for certain aspects of share-based payments to employees. This pronouncement is effective for fiscal years beginning after December 15, 2016, and interim periods within those years, with early adoption permitted. This guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled and changes the presentation of excess tax benefits on the statement of cash flows.

The Company adopted these provisions on a prospective basis. In addition, this pronouncement changes guidance on: (a) accounting for forfeitures of share-based awards and (b) employers’ accounting for an employee’s use of shares to satisfy the employer’s statutory income tax withholding obligation. The adoption of this pronouncement did not have a material impact on the financial position and/or results of operations.

In February 2016, an accounting pronouncement ASU 2016-02 was issued by the FASB to replace existing lease accounting guidance. This pronouncement is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet for most leases. Expenses associated with leases will continue to be recognized in a manner similar to current accounting guidance. This pronouncement is effective for annual and interim periods beginning after December 15, 2018, with early adoption permitted. The adoption is required to be applied on a modified retrospective basis for each prior reporting period presented. The Company has not yet determined the effect that the adoption of this pronouncement may have on the financial position and/or results of operations.

On January 1, 2016, the Company adopted the accounting pronouncement issued by the FASB which eliminates the requirement that an acquirer in a business combination account for measurement-period adjustments retrospectively. Instead, an acquirer will recognize a measurement-period adjustment during the period in which it determines the amount of the adjustment. The adoption of this pronouncement did not have a material impact on the financial position and/or results of operations.

On January 1, 2016, the Company adopted the accounting pronouncement issued by the FASB to update the guidance related to the presentation of debt issuance costs. This guidance requires debt issuance costs, related to a recognized debt liability, be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability rather than being presented as an asset. The Company adopted this pronouncement on a retrospective basis, and the adoption did not have a material impact on the financial position and/or results of operations.

In November 2015, an accounting pronouncement was issued by the FASB to simplify the presentation of deferred income taxes within the balance sheet. This pronouncement eliminates the requirement that deferred tax assets and liabilities are presented as current or noncurrent based on the nature of the underlying assets and liabilities. Instead, the pronouncement requires all deferred tax assets and liabilities, including valuation allowances, be classified as noncurrent. This pronouncement is effective for fiscal years beginning after December 15, 2016, with early adoption permitted. The Company intends to adopt this pronouncement on January 1, 2017, and the adoption will not have a material impact on the financial position and/or results of operations.

F-8

5. DUE FROM A RELATED PARTY/SHAREHOLDER

The balance due from a related party and a shareholder is interest free, unsecured and is repayable on demand.

6. STOCKHOLDERS’ DEFICIENCY

Authorized stock

The Company is authorized to issue 7,500,000 shares of common stock with a par value of $0.01 per common stock.

Shares to be issued

During February 2015, the Company received share subscriptions with respect to offerings of 250,000 shares of common stock at prices ranging from $0.009 to $0.010 for aggregate cash proceeds of $2,469.

On March 26, 2015, the Company received share subscriptions with respect to an offering of 200,000 shares of common stock at a price of $0.009 per share and received cash proceeds of $1,813.

During August 2016, the Company received share subscriptions with respect to offerings of 900,000 shares of common stock at prices ranging from $0.007 to $0.015 for aggregate cash proceeds of $8,040.

As at September 30, 2016, December 31, 2015 and December 31, 2014, the Company had outstanding share subscriptions of 1,350,000, 450,000 and nil shares, respectively. Each subscription consists of one common share.

7. RELATED PARTY TRANSACTIONS AND BALANCES

The Company’s transactions with related parties were carried out on normal commercial terms and in the course of the Company’s business.

Other than those disclosed elsewhere in the financial statements, there were no other related party transactions and balances.

F-9

8. INCOME TAXES

Income taxes

The provision for income taxes differs from the amounts which would be provided by applying the statutory United States Federal corporate income tax rate of approximately 39% for the three and nine months ended September 30, 2016 and year ended December 31, 2015 and period from October 13, 2014 to December 31, 2014 as follows:

						Period from October 13,
	Three months	Three months	Nine months	Nine months		2014
	ended	ended	ended	ended	Year ended	(Inception) to
	September 30,	September 30,	September 30,	September 30,	December 31,	December 31,
	2016	2015	2016	2015	2015	2014
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	$	$	$	$	$	$

Net loss before income taxes	(1,260)	(1,739)	(2,089)	(4,066)	(5,034)	—

Expected income tax recovery from net less	(491)	(678)	(815)	(1,586)	(1,963)	—
Non(deductible expenses	—	—	—	—	—	—
Change in valuation allowance	491	678	815	1,586	1,963	—
	—	—	—	—	—	—

Deferred tax assets

	As at September 30,	As at December 31,	As at December 31,
	2016	2015	2014
	(unaudited)	(audited)	(audited)
	$	$	$
Non-capital loss carry forwards	2,778	1,963	—
Change in valuation allowance	(2,778)	(1963)	—
	—	—	—

As of September 30, 2016, December 31, 2015 and 2014, the Company determined that a valuation allowance relating to above deferred tax asset of the Company was necessary. This determination was based largely on the negative evidence represented by the losses incurred. The Company decided not to recognize any deferred tax asset, as it is not more likely than not to be realized. Therefore, a valuation allowance of $2,778, $1,963 and $Nil, for the nine months ended September 30, 2016, year ended December 31, 2015 and period ended December 31, 2014, respectively, was recorded to offset deferred tax assets.

As of September 30, 2016, December 31, 2015 and 2014, the Company has approximately $7,123, $5,034 and $Nil, respectively, of non-capital losses available to offset future taxable income. These losses will expire between 2033 to 2035.

As of September 30, 2016, December 31, 2015 and 2014, the Company is not subject to any uncertain tax positions.

F-10

9. SUBSEQUENT EVENTS

The Company’s management has evaluated subsequent events up to December 29, 2016, the date the financial statements were issued, pursuant to the requirements of ASC 855 and has determined the following material subsequent event:

During October 2016, the Company received share subscriptions with respect to offerings of 1,050,000 shares of common stock at a price of $0.01 per share for total cash proceeds of $10,500.

On November 3, 2016, the Company received share subscriptions with respect to an offering of 20,000 shares of common stock at a price of $0.01 per share for total cash proceeds of $200.

During December 2016, the Company received share subscriptions with respect to offerings of 1,515,000 shares of common stock at prices ranging from of $0.010 to $0.014 per share for total cash proceeds of $16,946.

F-11

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are our expenses related to this offering:

Securities and Exchange Commission Registration Fee	$4.62
Legal Fees	15,000.00
Accounting Fees	7,500.0
Printing and Engraving	1,000.00
Blue Sky Qualification Fees and Expenses	0.00
Transfer Agent Fee	1,000
Miscellaneous*	495.38

TOTAL	$25,000

* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTOR AND OFFICER

The Registrant is a Nevada corporation and the provisions of the Nevada Revised Statutes will be applicable to the indemnification the Registrant offers to its officer, director and agents. In its By-laws the Registrant generally agrees to indemnify each person who is a director or officer of the Registrant, or serves at the request of a director or officer as a director, officer, employee or agent of another company, in accordance with the Registrant’s By-laws, to the fullest extent permissible by the Nevada Revised Statutes or other applicable laws. In its By-laws the Registrant indicates that, in connection with any such indemnification, it is within the discretion of the Board of Directors whether to advance any funds in advance of disposition of any action, suit or proceeding.

Under the Articles of Incorporation, the By-laws, and the Nevada Revised Statutes, no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages, or expenses in defense of an action, for breach of fiduciary duty as a director or by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, or serving in such capacity for another entity at the request of the Registrant, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or there is reasonable cause to believe it was unlawful, or (iii) for any transaction from which the director derived an improper personal benefit. The Registrant has the power to purchase and maintain insurance on behalf of any persons potentially eligible for indemnification. The rights to indemnification are also applicable to those persons entitled to such rights by virtue of the Registrant’s consummation of a business combination, including such consummations wherein the Registrant is merged into or reorganized as a new entity.

The foregoing description of available indemnification is a summary only, and is qualified in its entirety by the complete terms and provisions of the Nevada Revised Statutes and also the Registrant’s Articles of Incorporation and By-laws, filed herewith as exhibits.

II-1

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Below is a chart of all the unregistered shareholder who purchased shares since inception. The shareholders purchased their shares pursuant to Regulation S of the Securities Act of 1933

The chart provides detail on the sales price of the security, person purchasing the security, the date and amount of the security.

On October 14, 2014, the Company issued 3,500,000 shares of 0.001 par value common stock to Tariq Nawaz, an officer and director, in exchange for cash of $5,000 invested and $30,000 of services rendered as CEO. This sale of stock did not involve any public offering, general advertising or solicitation. At the time of the issuance, Mr. Nawaz had fair access to and was in possession of all available material information about the Company, as he is the sole officer and director of Bluehive. The shares will bear a restrictive transfer legend in accordance with Rule 144 under the Securities Act. On the basis of these facts, we claim that the issuance of stock to our founding shareholder qualifies for the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933.

Since inception, the Company completed the following unregistered sales of equity securities, each pursuant to a stock purchase agreement, all pursuant to Regulation S:

Name	Date Aquired	Amount	Cost per Share	No of Shares
1814343 Ontario Inc.	November 14, 2015	$500.00	$0.001	50,000
Muhammad Khurram Khalil	February 10, 2015	$500.00	$0.001	50,000
Saphena A. Lalani	February 10, 2015	$500.00	$0.001	50,000
Baber Zaheer Ahmed	February 18, 2015	$500.00	$0.001	50,000
Rizwana Waqar	February 17, 2015	$500.00	$0.001	50,000
Rehan Saeed	March 5, 2015	$500.00	$0.001	50,000
Abeer Zuberi	March 5, 2015	$500.00	$0.001	50,000
Ishrat Saeed	February 25, 2015	$500.00	$0.001	50,000
Mohammad Saeed	February 25, 2015	$500.00	$0.001	50,000
Rehan Saeed	August 11, 2016	$5,000.00	$0.001	500,000
Bushra Alam	August 15, 2016	$500.00	$0.001	50,000
Husna Fareed	August 15, 2016	$500.00	$0.001	50,000
Bushra Fareed	August 15, 2016	$500.00	$0.001	50,000
Khalid Shoaeb	August 15, 2016	$500.00	$0.001	50,000
Sabrina Saddique	August 15, 2016	$500.00	$0.001	50,000
Uzma Nawaz Ch	August 26, 2016	$500.00	$0.001	50,000
Imran Riaz Ch	August 26, 2016	$500.00	$0.001	50,000
Usman Sikander	August 31, 2016	$500.00	$0.001	50,000
Jasbir Gill	October 6, 2016	$500.00	$0.001	50,000
Rehan Saeed	October 6, 2016	$5,000.00	$0.001	500,000
Sandeep Gill	October 6, 2016	$500.00	$0.001	50,000
Miss Nicole Gill	October 6, 2016	$500.00	$0.001	50,000
Zoya Koroid	October 6, 2016	$500.00	$0.001	50,000
Sana Usman	October 18, 2016	$500.00	$0.001	50,000
Waqas Waqar	October 27, 2016	$500.00	$0.001	50,000
Aneela Husain	October 21, 2016	$500.00	$0.001	50,000
Nabeela Tariq	October 28, 2016	$500.00	$0.001	50,000
Salar Waqar	October 28, 2016	$500.00	$0.001	50,000
Zeeshan Saeed	October 26, 2016	$500.00	$0.001	50,000
Umar Warraich	October 28, 2016	$500.00	$0.001	50,000
Ahmed Waqar	October 31, 2016	$500.00	$0.001	50,000
Farhan Abbas	November 3, 2016	$200.00	$0.001	20,000
2161462 ONTARIO INC.	December 12, 2016	$150.00	$0.001	15,000
Jazbir Gill	December 13, 2016	$5,000.00	$0.001	500,000
Zeeshan Saeed	December 20, 2016	$5,000.00	$0.001	500,000
Rehan Saeed	December 21, 2016	$5,000.00	$0.001	500,000

II-2

ITEM 16. EXHIBITS

3.1	Articles of Incorporation for Bluehive, Inc.
3.2	By-Laws of Bluehive, Inc.
4.1	Form of Specimen Stock Certificate
5.1	Opinion of Matthew McMurdo, Esq., legal counsel.
23.1	Consent of SRCO Professional Corporation
23.2	Consent of Matthew McMurdo, Esq. (included in Exhibit 5.1)
99.1	Form of Subscription Agreement

II-3

ITEM 17. UNDERTAKINGS

UNDERTAKINGS

The Registrant undertakes:

1. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the director, officer and controlling person of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant is registering securities under Rule 415 of the Securities Act and hereby undertakes:

1. To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii)	Include any additional or changed material information on the plan of distribution.

2. That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

II-4

4. The undersigned Registrant hereby undertakes that:

A. For determining liability of the undersigned issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned issuer undertakes that in a primary offering of securities of the undersigned issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned issuer or used or referred to by the undersigned issuer;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned issuer or its securities provided by or on behalf of the undersigned issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned issuer to the purchaser.

B. That for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

“Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to the director, officer and controlling person of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.”

In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in Toronto, Ontario, Canada on March 24, 2017.

BLUEHIVE, INC.

By:	/s/ Tariq Nawaz
Tariq Nawaz, President, Treasurer, Secretary and Director

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

/s/ Tariq Nawaz	Dated: March 24, 2017
Tariq Nawaz, President, Treasurer, Secretary and Director
Principal Executive Officer Principal Financial Officer Principal Accounting Officer

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